                          OFFER TO PURCHASE FOR CASH
                 ANY AND ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF


                      ATALANTA/SOSNOFF CAPITAL CORPORATION

                                      BY

                         ATALANTA ACQUISITION COMPANY
                                WHOLLY OWNED BY


                               MARTIN T. SOSNOFF
                                       AT
                              $13.95 NET PER SHARE
                               ----------------

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 11, 2003, UNLESS THE OFFER IS EXTENDED.
                               ----------------

THIS OFFER (THE "OFFER") IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT"), DATED AS OF JUNE 10, 2003, BY AND AMONG ATALANTA/SOSNOFF CAPITAL CORPORATION (THE "COMPANY"), MARTIN T. SOSNOFF AND ATALANTA ACQUISITION COMPANY ("PURCHASER"). SEE "SPECIAL FACTORS -- THE MERGER AGREEMENT AND TENDER AGREEMENTS."

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, PURCHASER HAVING ACQUIRED, AS A RESULT OF THE OFFER, A NUMBER OF SHARES, WHICH TOGETHER WITH THE SHARES OWNED BY PURCHASER AND MARTIN T. SOSNOFF, CONSTITUTE AT LEAST 90% OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY (THE "SHARES") AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN "THE OFFER -- SECTION 11. CONDITIONS TO THE OFFER."

THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD"), BY UNANIMOUS DECISION OF THOSE DIRECTORS PARTICIPATING AND BASED ON THE RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS OF THE BOARD (THE "SPECIAL COMMITTEE"): (1) HAS DETERMINED THAT IT IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS (OTHER THAN PURCHASER, MR. SOSNOFF AND THEIR AFFILIATES) TO CONSUMMATE THE OFFER AND MERGER UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE MERGER AGREEMENT AND IN ACCORDANCE WITH DELAWARE LAW; (2) HAS APPROVED AND DECLARED ADVISABLE THE OFFER, THE MERGER AND THE MERGER AGREEMENT; AND (3) HAS RESOLVED TO RECOMMEND THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT THERETO. SEE "SPECIAL FACTORS -- RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD; FAIRNESS OF THE OFFER AND MERGER."

THE BLACKSTONE GROUP L.P., THE FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE, HAS DELIVERED TO THE SPECIAL COMMITTEE ITS WRITTEN OPINION THAT, SUBJECT TO IMPORTANT ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS SET FORTH THEREIN, AS OF JUNE 6, 2003, THE CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS OF THE COMPANY (OTHER THAN PURCHASER, MR. SOSNOFF AND THEIR AFFILIATES) FOR EACH OF THEIR SHARES PURSUANT TO THE OFFER AND MERGER IS FAIR TO SUCH STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW. SEE "SPECIAL FACTORS -- OPINION OF FINANCIAL ADVISOR."
                               ----------------

                                   IMPORTANT


A summary of the principal terms of the Offer appears on pages 1 -- 6 hereof. Any stockholder who wishes to tender its Shares in the Offer should either:

    o complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have its signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for its Shares along with the Letter of Transmittal to the Depositary or tender its Shares pursuant to the procedures for book-entry transfer set forth in "The Offer -- Section 3. Procedures for Tendering Shares;" or

    o request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact its broker, dealer, commercial bank, trust company or nominee to tender such stockholder's Shares.

Any stockholder who desires to tender Shares and certificates evidencing such Shares who are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, or who cannot deliver all required documents to EquiServe Trust Company, N.A., the Depositary for the Offer, prior to the expiration of the Offer, may be able to tender such Shares by following the procedures for guaranteed delivery set forth in "The Offer -- Section 3. Procedures for Tendering Shares."

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to EquiServe Trust Company, N.A., the Information Agent for the Offer, at the address and telephone number set forth on the back cover of this Offer to Purchase. A stockholder may request additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery from the Information Agent, or such stockholder's broker, dealer, commercial bank or trust company.
                               ----------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFER OR MERGER OR PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR MERGER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR ANY EXHIBITS HERETO OR THE MERGER AGREEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ----------------
June 13, 2003

                               TABLE OF CONTENTS




                                                                                            PAGE
                                                                                           -----
SUMMARY TERM SHEET .....................................................................     1

INTRODUCTION ...........................................................................     7

SPECIAL FACTORS ........................................................................    10

    Background of the Offer ............................................................    10

    Purpose and Structure of the Offer and Merger; Reasons of Purchaser and
      Mr. Sosnoff for the Offer and Merger .............................................    20

    Recommendation of the Special Committee and the Board; Fairness of the Offer
      and Merger .......................................................................    21

    Opinion Of Financial Advisor .......................................................    25

    Position of Purchaser and Mr. Sosnoff Regarding the Fairness of the Offer and
      Merger ...........................................................................    32

    The Merger; Plans for the Company after the Offer and Merger; Certain Effects of
      the Offer and Merger .............................................................    32

    The Merger Agreement and Tender Agreements .........................................    34

    Conduct of the Company's Business if the Offer is Not Completed ....................    39

    Appraisal Rights ...................................................................    40

    Beneficial Ownership of the Shares .................................................    43

    Related Party Transactions .........................................................    43

    Interests of Certain Persons in the Offer and Merger ...............................    45

THE OFFER ..............................................................................    47

     1.         Terms of the Offer; Expiration Date ....................................    47

     2.         Acceptance for Payment and Payment for Shares ..........................    49

     3.         Procedures for Tendering Shares ........................................    50

     4.         Withdrawal Rights ......................................................    53

     5.         Material U.S. Federal Income Tax Consequences ..........................    53

     6.         Price Range of Shares; Dividends .......................................    54

     7.         Certain Effects of the Offer on the Market for the Shares; NYSE Listing;
                  Registration under the Exchange Act; Margin Regulation ...............    55

     8.         Certain Information Concerning the Company .............................    56

     9.         Certain Information Concerning Purchaser ...............................    60

    10.         Source and Amount of Funds .............................................    61

    11.         Conditions to the Offer ................................................    61

    12.         Certain Legal Matters ..................................................    63

    13.         Fees and Expenses ......................................................    65

    14.         Miscellaneous ..........................................................    66

SCHEDULE I   Information Concerning Directors and Executive Officers of the
             Company


ANNEX A      Section 262 of the General Corporation Law of The State Of
             Delaware

                              SUMMARY TERM SHEET

     Atalanta Acquisition Company ("Purchaser"), a Delaware corporation which is wholly owned by Martin T. Sosnoff (together with Purchaser, "we" or "us"), Chairman, Chief Executive Officer and Chief Investment Officer of Atalanta/Sosnoff Capital Corporation ("Atalanta/Sosnoff"), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share, of Atalanta/Sosnoff (the "Shares") for $13.95 per Share in cash, without interest and less any required withholding taxes, and upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the "Offer"). As of June 12, 2003, Mr. Sosnoff beneficially owned approximately 81% of the Shares on a fully-diluted basis. The following are some of the questions that you, as a stockholder of Atalanta/Sosnoff, may have and answers to those questions. We urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal because the information in this summary may not answer all of your questions and additional important information is contained in the remainder of this Offer to Purchase and the accompanying Letter of Transmittal.

     In this document, references to "dollars" or "$" are to United States dollars, unless noted otherwise.

WHO IS OFFERING TO BUY MY SHARES?

     Our name is Atalanta Acquisition Company, a Delaware corporation wholly owned by Mr. Sosnoff, Chairman, Chief Executive Officer and Chief Investment Officer of Atalanta/Sosnoff, formed for the purpose of acquiring all of the Shares not already owned by Mr. Sosnoff. As of June 12, 2003, Mr. Sosnoff beneficially owned approximately 81% of the Shares on a fully-diluted basis. Purchaser has not conducted any activities other than as described in this Offer to Purchase since its organization. See "Introduction" and "The Offer --
Section 9. Certain Information Concerning Purchaser." Upon the successful completion of the Offer (including satisfaction of the Minimum Condition (as defined below)), Mr. Sosnoff will transfer all of the Shares owned by him to Purchaser to effect a merger of Purchaser with and into Atalanta/Sosnoff with Atalanta/Sosnoff being the surviving corporation. See "Special Factors -- Purpose and Structure of the Offer and Merger; Reasons of Purchaser and Mr. Sosnoff for the Offer and Merger" and "Special Factors -- The Merger Agreement and Tender Agreements."

WHY ARE YOU MAKING THIS OFFER?

     We are making this Offer to acquire all of the outstanding Shares that Mr. Sosnoff does not already own. See "Introduction" and "Special Factors -- Purpose and Structure of the Offer and Merger; Reasons of Purchaser and Mr. Sosnoff for the Offer and Merger."

WHAT SHARES ARE BEING SOUGHT IN THE OFFER?

     We are seeking to purchase any and all of the Shares that Mr. Sosnoff does not already own. See "Introduction" and "The Offer -- Section 1. Terms of the Offer; Expiration Date."

HOW MUCH ARE YOU OFFERING TO PAY FOR MY SHARES? WHAT IS THE FORM OF PAYMENT?

     We are offering to pay $13.95 per Share net to you in cash, without interest and less any required withholding taxes. See "Introduction" and "The Offer -- Section 1. Terms of the Offer; Expiration Date." You should know that $11.35 of the offer price of $13.95 per Share represents the fair market value of the investment capital and the book value of the other balance sheet net assets of the Company as of the close of the markets on June 6, 2003. See "Special Factors -- Opinion Of Financial Advisor." There can be no assurance that the fair market value of the investment capital will not fluctuate after such time up to and including the date on which the Offer expires. Nonetheless, the offer price of $13.95 is fixed and will not be adjusted to reflect any fluctuations in the fair market value of the investment capital after June 6, 2003.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker or nominee tenders your Shares on your behalf, they may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction" and "The Offer -- Section 3. Procedures for Tendering Shares."


DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     We will need approximately $22.7 million to purchase all Shares that Mr. Sosnoff does not already own pursuant to the Offer and to provide funding for the merger which may be necessary following the successful completion of the Offer exclusive of any related transaction fees and expenses. These funds are expected to be obtained from a loan obtained by Purchaser for this purpose, and, to the extent any amounts are due or may be paid by Purchaser (or the surviving corporation in the merger described below) after the consummation of the merger (for example, funds necessary to consummate the merger and certain transaction fees and expenses), from generally available working capital of the surviving corporation in the merger. The Offer is not conditioned upon any financing arrangements. See "Special Factors -- The Merger; Plans for the Company after the Offer and Merger; Certain Effects of the Offer and Merger" and "The Offer -- Section 10. Source and Amount of Funds."


IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER SHARES?

     We do not think our financial condition is material to your decision whether to tender Shares in the Offer because:

    o the Offer is being made for all of the Shares solely for cash;

    o the Offer is not subject to any financing condition; and

    o if we consummate the Offer and not all Shares are tendered and accepted for payment, in the merger Purchaser will acquire all Shares not tendered in the Offer for the same purchase price paid in the Offer.

See "The Offer -- Section 10. Source and Amount of Funds."


WHAT ARE THE MOST IMPORTANT CONDITIONS TO THE OFFER?

     The Offer is conditioned upon, among other things, that enough Shares are tendered and not withdrawn so that on the expiration date of the Offer we will own at least 90% of the Shares (including Shares already owned by Mr. Sosnoff) (the "Minimum Condition"). The transaction is not subject to approval of a majority of the public stockholders of Atalanta/Sosnoff. For a complete description of all of the conditions to which the Offer is subject, see "The Offer -- Section 11. Conditions to the Offer."


HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You have until 12:00 midnight, New York City time, on July 11, 2003, to decide whether to tender your Shares in the Offer unless the Offer is extended. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See "The Offer -- Section 3. Procedures for Tendering Shares."


CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     Yes. We can elect at any time to extend the Offer. If we extend the Offer, we will inform EquiServe Trust Company, N.A., the depositary for the Offer, of that fact, and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. We may, at our discretion, elect to provide a subsequent offering period of 3 to 20 business days beginning after we have purchased Shares during the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the offer consideration, although we are not obligated to do so.

     In the event that any of the conditions to the Offer are not satisfied or, if applicable, waived on any scheduled expiration date of the Offer, we have agreed to extend the Offer for a period of 10 business days and, if at the end of such 10 business day period all of the conditions to the Offer are still not satisfied or, if applicable, waived, an additional period of 10 business days.

     Furthermore, without the consent of Atalanta/Sosnoff (including the prior written consent of the Special Committee), we may not extend the Offer beyond August 22, 2003. See "The Offer -- Section 1. Terms of the Offer; Expiration Date."


HOW DO I TENDER MY SHARES?

     To tender your Shares, you must deliver the certificates evidencing your Shares, together with a completed Letter of Transmittal, to EquiServe Trust Company, N.A., the depositary for the Offer, not later than the time the Offer expires. If your Shares are held in street name (that is, through a broker, dealer or other nominee), the Shares can be tendered by your nominee through The Depositary Trust Company. If you cannot get all required documents to the depositary by the expiration of the Offer, you may get a little extra time to do so by having a broker, bank or other fiduciary who is a member of the Securities Transfer Agent Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three NYSE trading days. However, the depositary must receive the missing items within that three trading day period. See "The Offer -- Section 3. Procedures for Tendering Shares."


UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw previously tendered Shares at any time until the Offer has expired and, if we have not agreed to accept your Shares for payment by 12:00 midnight, New York City time, on August 1, 2003, you can withdraw them at any time after such date until we do accept your Shares for payment. This right to withdraw will not apply to any subsequent offering period if we elect to establish one. See "The Offer -- Section 1. Terms of the Offer; Expiration Date."


HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw Shares that have been tendered you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the Shares. See "The Offer -- Section 4. Withdrawal Rights."


HAS A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS BEEN FORMED TO EVALUATE THE OFFER AND MERGER? IF SO, WHAT DOES THE SPECIAL COMMITTEE THINK OF THE OFFER AND MERGER?

     Yes. The board of directors of Atalanta/Sosnoff (the "Board") established a special committee comprised of Jay S. Goldsmith, Ronald H. Menaker and Thurston Twigg-Smith, who are independent directors and have no present or former affiliation with Atalanta/Sosnoff or us except in their capacity as directors of Atalanta/Sosnoff, to evaluate the Offer and merger. The special committee (1) has determined that it is fair to and in the best interests of Atalanta/Sosnoff and its stockholders (other than us and our affiliates) to consummate the Offer and merger upon the terms and subject to the conditions of the Merger Agreement and in accordance with Delaware General Corporation Law (the "DGCL"); (2) has approved and declared advisable the Offer, the merger and the Merger Agreement; and (3) has resolved to recommend that Atalanta/Sosnoff's stockholders accept the Offer and tender their Shares pursuant thereto. See "Special Factors -- Recommendation of the Special Committee and the Board; Fairness of the Offer and Merger."


WHAT DOES THE BOARD OF DIRECTORS OF ATALANTA/SOSNOFF THINK OF THE OFFER?

     The Board, by unanimous decision of those directors participating and based upon the recommendation of the special committee as described in the previous question: (1) has determined that it is fair to and in the best interests of Atalanta/Sosnoff and its stockholders (other than us and our affiliates) to consummate the Offer and merger upon the terms and subject to the conditions of the Merger Agreement and in accordance with Delaware law; (2) has approved and declared advisable the Offer, the merger and the Merger Agreement; and (3) has resolved to recommend that Atalanta/Sosnoff's stockholders accept the Offer and tender their Shares pursuant thereto. Mr. Sosnoff and Craig B. Steinberg, President of Atalanta/Sosnoff and a director on the Board, refrained from voting on these matters in light of their conflicts of interest. Accordingly, for the purpose of this approval, the Special Committee and the Board are comprised of the same individuals. See "Special Factors -- Recommendation of the Special Committee and the Board; Fairness of the Offer and Merger" and "Special Factors -- Interests of Certain Person in the Offer and Merger."


HAVE ANY ATALANTA/SOSNOFF STOCKHOLDERS AGREED TO TENDER THEIR SHARES IN THE
OFFER?

     Yes. Two stockholders owning approximately 7% of the Shares on a fully-diluted basis, one who is a director and executive officer and the other who is an executive officer of Atalanta/Sosnoff, have entered into Tender Agreements with us pursuant to which each of them has agreed to tender his Shares in the Offer. See "Special Factors -- The Merger Agreement and Tender Agreements" and "Special Factors -- Beneficial Ownership of the Shares." To the knowledge of Purchaser and Mr. Sosnoff, each other executive officer or director of Atalanta/Sosnoff who owns Shares intends to tender his Shares in the Offer.


HAS ATALANTA/SOSNOFF RECEIVED AN OPINION REGARDING THE FAIRNESS OF THE OFFER AND MERGER?

     Yes. In connection with the Offer and merger, The Blackstone Group L.P., the financial advisor to the special committee, has delivered to the special committee its written opinion that, as of June 10, 2003, the consideration to be received by the stockholders of Atalanta/Sosnoff (other than us and our affiliates) in exchange for each of their Shares pursuant to the Offer and merger is fair to such stockholders from a financial point of view. You should be aware, however, that the opinion was based on and subject to important assumptions, limitations and qualifications. The full text of this opinion is set forth in full as an annex to Atalanta/Sosnoff's Solicitation/ Recommendation Statement on Schedule 14D-9, which is being mailed to stockholders simultaneously with this Offer to Purchase. We urge you to read that opinion in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations on the review undertaken. See "Special Factors -- Opinion Of Financial Advisor."

     You should also be aware that we did not engage a financial advisor to perform any valuation analysis for purposes of assessing, or delivering an opinion with respect to, the fairness of the Offer and merger to Atalanta/Sosnoff stockholders. See "Special Factors -- Position of Purchaser and Mr. Sosnoff Regarding the Fairness of the Offer and Merger."


IF MY TENDERED SHARES ARE ACCEPTED IN THE OFFER, WHEN WILL I GET PAID?

     If the conditions to the Offer are satisfied and we consummate the Offer and accept your Shares for payment, you will receive a check for an amount equal to the product of the number of Shares you have tendered in the Offer multiplied by $13.95 per Share net to you in cash, without interest and less any required withholding taxes. The checks will be mailed out promptly following our acceptance of Shares in the Offer. See "The Offer -- Section 2. Acceptance for Payment and Payment for Shares."

     In all cases, payment for tendered Shares will be made only after timely receipt by us of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in "The Offer -- Section 3. Procedures for Tendering Shares"), a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares.


WILL THE OFFER BE FOLLOWED BY A MERGER IF NOT ALL THE PUBLICLY TRADED SHARES ARE TENDERED IN THE OFFER?

     Following the successful completion of the Offer (including the satisfaction of the Minimum Condition), we will cause a merger of Atalanta/Sosnoff with and into Purchaser with Atalanta/Sosnoff continuing as the surviving corporation. If the merger takes place, all of the remaining stockholders of

Atalanta/Sosnoff (other than us) will receive $13.95 per Share in cash, without interest and less any required withholding taxes (or any other higher price per Share that is paid in the Offer). See "Special Factors -- The Merger; Plans for the Company after the Offer and Merger; Certain Effects of the Offer and Merger" and "Special Factors -- The Merger Agreement and Tender Agreements."

FOLLOWING THE OFFER, WILL ATALANTA/SOSNOFF CONTINUE AS A PUBLIC COMPANY?

     No. If the merger described above takes place, Atalanta/Sosnoff will no longer be publicly owned and we will take the necessary action to de-list the Shares from the NYSE and de-register such Shares under the Exchange Act. Even if the merger does not take place, because, among other reasons, there are currently so few public stockholders, the Shares may no longer be eligible to be traded on the NYSE. As a result, there may not be a public trading market for the Shares and Atalanta/Sosnoff may cease being required to comply with SEC rules governing publicly held companies. See "Special Factors -- The Merger; Plans for the Company after the Offer and Merger; Certain Effects of the Offer and Merger" and "The Offer -- Section 7. Certain Effects of the Offer on the Market for the Shares; NYSE Listing; Registration under the Exchange Act; Margin Regulation."

DO ANY DIRECTORS OR EXECUTIVE OFFICERS OF ATALANTA/SOSNOFF HAVE ANY INTERESTS IN THE OFFER OR MERGER THAT ARE IN ADDITION TO OR DIFFERENT FROM THE INTERESTS OF THE ATALANTA/SOSNOFF STOCKHOLDERS GENERALLY?

     Yes. Mr. Sosnoff and certain other executive officers and directors of Atalanta/Sosnoff have various interests in the Offer and merger that are in addition to, or different from, the interests of the stockholders of the Company generally, including the following:

    o Mr. Sosnoff is the Chairman, Chief Executive Officer and Chief
      Investment Officer of Atalanta/Sosnoff and, as a result of the Offer and merger, will increase his beneficial ownership of Atalanta/Sosnoff common stock from approximately 81% on a fully-diluted basis to 100%.

    o Mr. Steinberg, President of Atalanta/Sosnoff and owner of approximately 7% of the Shares on a fully-diluted basis, is expected to receive a significant minority interest in the asset management business of the Company entitling him to, in very general terms, a portion of the future profits and losses of such business following the merger. As noted above, Mr. Steinberg has also entered into a Stockholder Tender Agreement pursuant to which he has agreed to tender his Shares in the Offer.

    o In the merger, options to purchase 200,000 shares of Atalanta/Sosnoff common stock held by Atalanta/Sosnoff executive officers and directors will be cashed out. These options are fully vested. In the aggregate, these executive officers and directors will receive payment of approximately $1.1 million as a result of their options being cashed out in the merger.

    o Under the terms of Atalanta/Sosnoff's Long-Term Incentive Plan (and related award agreement), the Company has made certain loans to Mr. Steinberg for the purpose of discharging his personal tax liability incurred by reason of an award of restricted stock to him under this plan in 1997. As of June 12, 2003, Mr. Steinberg owes the Company approximately $2.3 million in respect of loans made under his award agreement. Mr. Steinberg intends to repay this amount (together with accrued interest through the date of repayment) in full with certain of the proceeds received by him as a result of the tender of his Shares in the Offer.

    o It is expected that the current executive officers of Atalanta/Sosnoff will be part of the management team of Atalanta/Sosnoff or its subsidiaries after the Offer and merger. The current directors of Atalanta/Sosnoff (other than Mr. Sosnoff) are not expected to continue as directors of Atalanta/Sosnoff following the merger, although Mr. Steinberg is expected to serve on the board of directors (or similar governing body) or one or more of the Company's subsidiaries after the Offer and merger.

    o Each member of the special committee will receive compensation for serving on the special committee equal to $2,000 (plus certain expenses) for each meeting of the Special Committee that he attends. These amounts are payable regardless of whether the Offer or merger is consummated.

    o Atalanta/Sosnoff will continue existing indemnification arrangements for a period of six years, and directors' and officers' liability insurance for Atalanta/Sosnoff's past, present and future directors and officers for a period of three years, following the merger.

     See "Special Factors -- Interests of Certain Persons in the Offer and Merger."

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If the merger described above takes place, stockholders not tendering in the Offer will receive the same amount of cash per Share which they would have received had they tendered their Shares in the Offer, unless they seek a judicial appraisal of their Shares which may result in a greater or lesser or the same amount of cash being paid. Therefore, if the merger takes place, the only differences to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares in the Offer and you will not have the statutory appraisal rights described in the next question. If for some reason the merger does not take place, because, among other reasons, there are currently so few public stockholders, the Shares may be delisted from the NYSE and there may no longer be an active public trading market for the Shares. As a result, Atalanta/Sosnoff may cease being required to comply with SEC rules relating to publicly held companies. See "Special Factors -- The Merger; Plans for the Company after the Offer and Merger; Certain Effects of the Offer and Merger" and "The Offer -- Section 7. Certain Effects of the Offer on the Market for the Shares; NYSE Listing; Registration under the Exchange Act; Margin Regulation."

ARE APPRAISAL RIGHTS AVAILABLE IN THE OFFER?

     If you tender your Shares in the Offer, you will not be entitled to exercise statutory appraisal rights under Delaware law. If you do not tender your Shares in the Offer, and if the subsequent merger occurs as described above, you have a statutory right to demand payment of the judicially appraised fair value of your Shares plus a fair rate of interest, if any, from the date of the merger. This value may be more or less than or the same as the $13.95 per Share cash consideration in the Offer and merger. See "Special Factors -- Appraisal Rights" and "Annex A."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On December 5, 2002, the last trading day prior to the date on which Atalanta/Sosnoff announced it had received a preliminary, non-binding proposal from us to acquire all of the outstanding Shares, the last sale price of a Share reported on the NYSE was $10.25. On June 11, 2003, the second to last trading day prior to commencement of the Offer, the last reported sales price of a Share on the NYSE was $13.91. We advise you to obtain a recent quotation for the Shares before deciding whether to tender your Shares. See "The Offer --
Section 6. Price Range of Shares; Dividends."

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING SHARES AND OF THE MERGER?

     Your receipt of cash for Shares in the Offer or merger will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss in an amount equal to the difference between (1) the amount of cash paid to you in exchange for your Shares and (2) your adjusted tax basis in the Shares you surrender. That gain or loss will be a capital gain or loss if you hold the Shares as a capital asset, and will be long-term capital gain or loss if the Shares have been held for more than one year at the time the Offer or merger, as the case may be, is completed. You are urged to consult your own tax advisor as to the particular tax consequences to you of the Offer and merger. See "The Offer -- Section 5. Material U.S. Federal Income Tax Consequences."

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You can call EquiServe Trust Company, N.A., the Information Agent for the Offer, at (800) 730-6001. See the back cover of this Offer to Purchase.

To the Holders Of Common Stock Of Atalanta/Sosnoff Capital Corporation:


                                 INTRODUCTION

     Atalanta Acquisition Company, a Delaware corporation ("Purchaser"), which is wholly owned by Martin T. Sosnoff, Chairman, Chief Executive Officer and Chief Investment Officer of Atalanta/Sosnoff Capital Corporation (the "Company"), hereby offers to purchase all the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the "Shares" or the "Common Stock"), at $13.95 per Share net to the seller in cash (the "Offer Price"), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the "Offer").

     As of June 12, 2003, Mr. Sosnoff beneficially owned 7,000,000 Shares (including, for purposes of this Offer to Purchase, 84,000 Shares owned by a private charitable foundation controlled by Mr. Sosnoff and his wife and 93,900 Shares owned by an educational institution over which Mr. Sosnoff has investment power), representing approximately 81% of the Shares on a fully-diluted basis that were issued and outstanding as of such date. No consideration will be paid for Shares beneficially owned by Mr. Sosnoff or Purchaser at the time of the Offer or the Merger (as defined below), except Shares held by a charitable foundation controlled by Mr. Sosnoff (which will be entitled to receive the Offer Price of $13.95 per Share). Upon the successful completion of the Offer (including satisfaction of the Minimum Condition (as defined below)), Mr. Sosnoff will transfer all of the Shares owned by him to Purchaser to enable Purchaser to effect the Merger. See "Special Factors -- Purpose and Structure of the Offer and Merger; Reasons of Purchaser and Mr. Sosnoff for the Offer and Merger" and "Special Factors -- The Merger Agreement and Tender Agreements."

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated June 10, 2003 (the "Merger Agreement"), by and among Purchaser, Mr. Sosnoff and the Company. The Merger Agreement provides that following successful completion of the Offer and the satisfaction or, if applicable, waiver of the conditions in the Merger Agreement (other than the Minimum Condition, which may not be waived without the consent of the Special Committee), Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the Company as the surviving corporation of the Merger is sometimes referred to as the "Surviving Corporation"), and the separate corporate existence of Purchaser will thereupon cease. Purchaser and Mr. Sosnoff intend to effect the Merger as a "short-form" merger under Delaware General Corporation Law (the "DGCL"), without the approval or vote of, or any notice to, the Board or stockholders of the Company. At the effective time of the Merger (the "Effective Time"), each Share (other than Shares held by Purchaser) will be cancelled and retired, and converted into the right to receive the Offer Price, payable to the holder thereof without interest and less any required withholding taxes (the "Merger Consideration"). The Merger and the Merger Agreement are more fully described in "Special Factors -- Background of the Offer" and "Special Factors -- Purpose and Structure of the Offer and Merger; Reasons of Purchaser and Mr. Sosnoff for the Offer and Merger" and "Special Factors -- The Merger Agreement and Tender Agreements."

     THE BOARD, BY UNANIMOUS DECISION OF THOSE DIRECTORS PARTICIPATING AND BASED UPON THE RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS OF THE BOARD (THE "SPECIAL COMMITTEE"): (1) HAS DETERMINED THAT IT IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS (OTHER THAN PURCHASER, MR. SOSNOFF AND THEIR AFFILIATES) TO CONSUMMATE THE OFFER AND MERGER UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE MERGER AGREEMENT AND IN ACCORDANCE WITH THE DGCL; (2) HAS APPROVED AND DECLARED ADVISABLE THE OFFER, THE MERGER AND THE MERGER AGREEMENT; AND (3) HAS RESOLVED TO RECOMMEND THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT THERETO. SEE "SPECIAL FACTORS -- RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD; FAIRNESS OF THE OFFER AND MERGER."

     Tendering stockholders who are the record owners of their Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. Tendering stockholders who hold their

Shares through a broker or other nominee should consult such institution as to whether it charges any fees. Purchaser (or the Surviving Corporation) will pay all charges and expenses of EquiServe Trust Company, N.A., the Information Agent for the Offer (the "Information Agent") and the Depositary for the Offer (the "Depositary"). See "The Offer -- Section 13. Fees and Expenses."


     The Offer is conditioned on, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined below) a number of Shares which, together with Shares owned by Purchaser and Mr. Sosnoff, constitutes at least ninety percent (90%) of the Shares on the Expiration Date of the Offer (the "Minimum Condition"). We do not believe that we need to obtain any antitrust, bank regulatory or other material governmental approvals, consents or clearances in order to complete this Offer. Purchaser and Mr. Sosnoff reserve the right (subject to the applicable rules and regulations of the Securities and Exchange Commission ("SEC") and the terms of the Merger Agreement) to amend or waive any one or more of the terms and conditions of the Offer (other than the Minimum Condition, which may not be waived without the consent of the Special Committee). See "The Offer -- Section
11. Conditions to the Offer." The transaction is not subject to approval of a majority of the public stockholders of the Company.


     The Company has informed Purchaser and Mr. Sosnoff and has stated in the
Schedule 14D-9 (as defined below) that, as of June 12, 2003, there were 8,664,715 Shares issued and outstanding on a fully-diluted basis (treating as outstanding options to purchase 200,000 Shares subject to issuance at approximately $13.95 or less to purchase 200,000 Shares). Accordingly, Purchaser calculates that at least 798,244 shares must be tendered in order to satisfy the Minimum Condition. Craig B. Steinberg, owner of 642,008 Shares and an executive officer and director of the Company, and William M. Knobler, owner of 1,100 Shares and an executive officer of the Company, have entered into Tender Agreements pursuant to which each of them has agreed to tender his Shares in the Offer. Accordingly, at least 155,136 Shares must be tendered by stockholders other than these two individuals in order to satisfy the Minimum Condition. To the knowledge of Purchaser and Mr. Sosnoff, each other executive officer or director of the Company who owns Shares intends to tender his Shares in the Offer. If the Minimum Condition is satisfied and Purchaser accepts for payment the Shares tendered pursuant to the Offer, Purchaser will be able to, and intends to, effect the Merger without the affirmative vote of, or any notice to, the Board or any other stockholder of the Company. See "Special Factors -- Background of the Offer" and "Special Factors -- Purpose and Structure of the Offer and Merger; Reasons of Purchaser and Mr. Sosnoff for the Offer and Merger" and "Special Factors -- The Merger Agreement and Tender Agreements."


     If, after the Offer is completed but prior to consummation of the Merger, the aggregate ownership by Purchaser and Mr. Sosnoff of the outstanding Shares should fall below 90% for any reason, or if the Offer is not completed for any reason, Purchaser and/or Mr. Sosnoff may decide to acquire additional Shares on the open market or in privately negotiated transactions to the extent required for its ownership to equal or exceed 90% of the Shares. Any such purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than or the same as the Offer Price. For a discussion of other actions Purchaser may take if the Offer is not completed, see "Special Factors -- Conduct of the Company's Business if the Offer is Not Completed."


     The Blackstone Group L.P. ("Blackstone"), financial advisor to the Special Committee, has delivered to the Special Committee its written opinion, dated as of June 10, 2003, that, as of June 6, 2003, and subject to important assumptions, limitations and qualifications set forth therein, the consideration to be received by the holders of Shares (other than Purchaser, Mr. Sosnoff and their affiliates) in exchange for each of their Shares pursuant to the Offer and Merger is fair from a financial point of view to such holders. Such opinion is set forth in full as an annex to the Company's Solicitation/ Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders of the Company simultaneously with this Offer to Purchase. Stockholders are urged to read the Schedule 14D-9 and such opinion carefully in their entirety.

     The information contained in this Offer to Purchase concerning the Company was supplied by the Company or obtained from publicly available sources. Neither Purchaser nor Mr. Sosnoff takes any responsibility for the accuracy of such information.


     STOCKHOLDERS ARE URGED TO READ THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR SHARES.

                                SPECIAL FACTORS

BACKGROUND OF THE OFFER

     The following information was prepared by Purchaser, Mr. Sosnoff and the Company. Information about the Company was provided by the Company, and neither Purchaser nor Mr. Sosnoff takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Purchaser, Mr. Sosnoff or their representatives did not participate.

     The Company is the successor entity to an investment management business established by Mr. Sosnoff in 1968. The initial public offering of the Common Stock was completed in 1986 at a price of $14.50 per Share and involved the issuance by the Company of 1,800,000 newly-issued Shares representing approximately 20% of its capital stock at such time.

     Since the public offering of the Shares, a number of circumstances both inside the Company and external to the Company, discussed further under "Special Factors -- Purpose and Structure of the Offer and Merger; Reasons of Purchaser and Mr. Sosnoff for the Offer and Merger," have occurred that have caused Mr. Sosnoff to undertake this transaction at this time.

     From time to time, the Company has explored various means of maximizing the stockholder value of the Company informally and formally. In this regard, in October 2000, the Company retained Putnam Lovell NBF Securities Inc. ("Putnam Lovell") to explore strategic alternatives available to the Company, including, for example, locating a potential strategic distribution partner for, or acquirer of, the Company. In connection with this engagement, Putnam Lovell contacted a number of companies that Putnam Lovell and the Company believed, based upon a variety of factors, might be interested in entering into a strategic transaction with the Company. As part of these efforts, Putnam Lovell and the Company had preliminary meetings with certain of these companies to determine their level of interest, if any, in a strategic transaction with the Company. In connection with these discussions, the Company entered into confidentiality agreements with eleven potential strategic partners.

     None of the potential strategic partners conducted a due diligence review of, or submitted a formal proposal to, the Company in connection with a possible strategic transaction.

     During 2002, Mr. Sosnoff came to the view that it was unlikely that the securities markets would fully recognize the value of the Company's third-party asset management business (the "Asset Management Business") based on, among other factors, the fact that the Company's stock price has historically traded at or near the net asset value of the Company's investment capital and other balance sheet net assets. In addition, by late 2002, Mr. Sosnoff came to the view that the Company would be unable to locate a suitable strategic partner. Accordingly, Mr. Sosnoff determined that it was in the best interests of the Company and its stockholders for him (or an entity controlled by him) to purchase the remaining outstanding Shares of the Company not owned by him for these reasons and the reasons discussed below under "Special Factors -- Purpose and Structure of the Offer and Merger; Reasons of Purchaser and Mr. Sosnoff for the Offer and Merger."

     On December 5, 2002, at a regularly scheduled meeting of the Board, Mr. Sosnoff made a preliminary, non-binding oral proposal to the Board for the acquisition by him (or an entity controlled by him) of all of the Shares not already owned by him at a price of $12.50 per Share. Such price would be subject to adjustment to reflect changes in the value of the Company's portfolio of marketable securities from then current levels. Mr. Sosnoff informed the Board that he expected to submit a written proposal at a later date.

     At that same meeting, the directors resolved to establish the Special Committee comprised of Jay S. Goldsmith, Ronald H. Menaker and Thurston Twigg-Smith, who are independent directors and have no present or former affiliation with Purchaser, Mr. Sosnoff or the Company except in their capacity as directors of the Company. The Special Committee was authorized, among other things, to (i) consider and recommend to the Board the actions that the Board should take in connection with the proposed offer by Mr. Sosnoff, including a recommendation with respect to the position, if any, that the Board should take in connection with the solicitation/recommendation statement on Schedule 14D-9 required by SEC rules to be filed by the Company, (ii) review, evaluate and negotiate the terms and conditions of any transaction with Mr. Sosnoff and (iii) evaluate and explore any alternatives to the proposal. The Special Committee was also authorized to retain independent legal and financial advisors at the Company's expense.

     On December 6, 2002, the Company issued a press release announcing that it had received a preliminary proposal from Mr. Sosnoff to acquire all of the Shares not already owned by him.

     Also on December 6, 2002, the Company retained Skadden Arps, Slate, Meagher & Flom LLP ("Skadden Arps") as special counsel, and entered into an engagement letter to that effect shortly thereafter.

     On or about December 9, 2003, three shareholders of the Company filed three separate class action complaints in the Delaware Court of Chancery against the Company and the directors of the Company. See "The Offer -- Section
12. Certain Legal Matters" for a more detailed discussion of these lawsuits.

     On December 13, 2002, the Special Committee held its first meeting via teleconferencing. In addition to the members of the Special Committee, representatives of Kaye Scholer LLP ("Kaye Scholer") were in attendance. At this meeting, the Special Committee resolved to retain Kaye Scholer as its special counsel, and entered into an engagement letter to that effect shortly thereafter. The Special Committee also discussed Mr. Sosnoff's preliminary proposal and the powers and responsibilities of and procedures for the Special Committee. The Special Committee unanimously appointed Mr. Goldsmith as chairman of the Special Committee and resolved to interview prospective financial advisors.

     From mid-December 2002 through mid-January 2003, members of the Special Committee received presentations from a number of internationally recognized investment banking firms, including Blackstone, seeking engagement as the Special Committee's financial advisor.

     Between December 13, 2002 and the end of January, 2003, Mr. Sosnoff and Mr. Goldsmith had numerous telephone conversations to discuss Mr. Sosnoff's preliminary proposal and related issues. Mr. Goldsmith informed Mr. Sosnoff that the Special Committee was awaiting receipt of a written proposal from Mr. Sosnoff prior to engaging a financial advisor to assist the Special Committee in evaluating the fairness of Mr. Sosnoff's preliminary proposal from a financial point of view.

     On December 16, 2002, Skadden Arps met with Mr. Sosnoff, Craig B. Steinberg, President and a director of the Company, and Kevin Kelly, Chief Financial Officer and Chief Operating Officer of the Company, to discuss the details of Mr. Sosnoff's preliminary proposal and related timing and structuring issues. The parties tentatively scheduled a meeting for early January 2003 to continue the discussion. Mr. Sosnoff informed Skadden Arps that the Special Committee had retained Kaye Scholer as special counsel and requested that Skadden Arps contact Kaye Scholer. Skadden Arps spoke with Kaye Scholer via telephone shortly thereafter and the parties agreed to speak at a later date.

     On January 8, 2003, Skadden Arps met with Mr. Sosnoff, Mr. Steinberg and Mr. Kelly to further discuss the details of Mr. Sosnoff's preliminary proposal and related timing and structuring issues.

     Between mid-January, 2003 and mid-April, 2003, the Special Committee and Kaye Scholer and the Company reviewed the scope and nature of the Company's existing directors' and officers' liability insurance coverage under the Company's existing insurance policy. Skadden Arps also participated in certain of these discussions. The Special Committee requested, and the Company agreed to obtain, clarification from American International Group, Inc. ("AIG"), the Company's insurance carrier, of the scope and nature of this coverage. Thereafter, in early April, 2003, AIG reissued the policy to clarify certain potential ambiguities in the scope and nature of the coverage.

     On January 21, 2003, the Special Committee engaged Blackstone as its financial advisor and entered into an engagement letter to that effect. Among the factors considered by the Special Committee in its selection of Blackstone was its determination that Blackstone had not had a material relationship with, nor had it acted as financial advisor to, the Company or Mr. Sosnoff within the past two years.

     On January 31, 2003, Mr. Sosnoff submitted a written proposal (the "Proposal") to the Board to acquire all of the Shares not already owned by him at a price of $12.50 per Share, such price subject to adjustment at the time of the closing of the Offer based upon the increase or decrease, as applicable, in the fair market value of the investment capital of the Company from their value as at December 31, 2002. Mr. Sosnoff indicated his intention to effectuate the acquisition by means of the Offer and Merger. Mr. Sosnoff further indicated that he expected that the current officers of the Company would continue to serve in those same capacities after the Offer and Merger, and that the members of the Board (other than Mr. Sosnoff) would resign as directors upon completion of the Merger.

     In the Proposal, Mr. Sosnoff stated his belief that the proposed transaction is in the best interests of the Company and its stockholders, and accordingly, requested the approval of the Special Committee and the full Board for the Offer and Merger (including the recommendation of the Offer by the Company on Schedule 14D-9 at the appropriate time). In addition, Mr. Sosnoff conditioned his obligation to complete the Offer and Merger on the satisfaction of customary conditions, including the stockholders of the Company (other than Mr. Sosnoff) tendering a number of shares which, when taken together with Shares already owned by him, equal or exceed 90% of the Shares, no adverse developments in the business or prospects of the Company and no significant decline in the price of a Share on the NYSE.

     On February 6, 2002, the Company issued a press release reporting financial results for the fiscal year ended December 31, 2002. These results (together with certain other financial information concerning the Company) are summarized below in "The Offer -- Section 8. Certain Information Concerning the Company."

     On February 11, 2002, Blackstone submitted a preliminary information request list to the Company requesting customary operational, financial and legal information.

     On February 13, 2003, the Special Committee met via teleconferencing with Kaye Scholer and Blackstone. The Special Committee ratified its decision to retain Blackstone as its financial advisor. The Special Committee asked Blackstone to prepare an analysis of the range of values of the Shares to assist the Special Committee in evaluating the Proposal. Blackstone reviewed its plans for conducting a due diligence review of the Company and its initial observations of the Proposal with the Special Committee. Kaye Scholer reported on its discussions with Skadden Arps regarding the Company's current directors' and officers' liability insurance and the details of the Proposal. The Special Committee authorized Kaye Scholer to commence negotiations with Mr. Sosnoff and his representatives regarding the terms of the Proposal.

     Also on February 13, 2002, Kaye Scholer and Skadden Arps met via teleconference to discuss the Proposal in general terms and agreed to speak in more detail at a later date.

     On February 18, 2003, Kaye Scholer and Skadden Arps again met via teleconference to discuss the terms and conditions of the Proposal in more detail, including (i) the proposed adjustment to the offer price contained in the Proposal, (ii) the expected financing arrangements for the Offer and Merger, (iii) the possible consideration of a "majority of the minority" closing condition, (iv) other contemplated closing conditions, and (v) whether any other officers of the Company were expected to participate in the proposed transaction with Mr. Sosnoff. Kaye Scholer also requested certain additional financial due diligence information on behalf of Blackstone. After a brief discussion on these points, Skadden Arps agreed to discuss these matters in more detail with Mr. Sosnoff as soon as possible.

     On February 19, 2003, Skadden Arps met with Mr. Sosnoff, Mr. Steinberg and Mr. Kelly via teleconference to discuss the questions raised by Kaye Scholer during the call held on February 18th. Mr. Sosnoff confirmed that Mr. Steinberg was the only other officer of the Company expected to participate in the proposed transaction with him. After a brief discussion of the other questions, the parties agreed to speak early the next week to discuss these questions in more detail.

     On February 21, 2003, Skadden Arps again met with Mr. Sosnoff, Mr. Steinberg and Mr. Kelly via teleconference to continue discussing the questions raised by Kaye Scholer during the call held on February 18th and other matters related to the Proposal, including the contemplated structure of the Offer and Merger. After a discussion of these questions, Mr. Sosnoff concluded that he did not feel that the inclusion of a "majority of the minority" closing condition was necessary because, among other reasons, of the arms-length negotiations with the Special Committee. Mr. Sosnoff instructed Skadden Arps to communicate his preliminary thoughts on these matters to Kaye Scholer.

     On February 24, 2003, Blackstone met with Mr. Sosnoff, Mr. Steinberg and Mr. Kelly to analyze relevant historical business and financial information relating to the Company, including the financial results for the three months ended December 31, 2002 and for the fiscal year then ended reported on February 6, 2003. In addition, Blackstone requested clarification of certain terms of the Proposal, including the pricing adjustment related to the Company's investment capital and other balance sheet net assets. Further, the parties discussed the Company's historical operating performance, 2003 fiscal year budget, business segments and products, assets under management ("AUM") history and operational strengths and challenges.

     On March 3, 2003, the Special Committee held a meeting at the offices of Mr. Goldsmith, with the other members of the Special Committee participating telephonically. Also in attendance were representatives of Blackstone and Kaye Scholer. The Special Committee reviewed Blackstone's preliminary findings and observations of the Proposal and other financial information provided by the Company. Blackstone presented the Special Committee with a preliminary financial overview of the proposed transaction based on information it had reviewed to date, including a review of the Company's business segments, competitors, financial forecasts and a review of the various valuation methodologies that it would perform. Although it had not yet finalized its due diligence, Blackstone also presented a preliminary valuation of the Company based on forecasts and using a comparable trading analysis, a precedent transaction analysis, a discounted cash flow analysis and a transaction premium analysis. Blackstone noted that it had not discussed its preliminary financial analysis with Mr. Sosnoff. Based on this preliminary analysis, the Special Committee instructed Blackstone to undertake further steps as it deemed necessary to complete its analyses, including scheduling additional meetings with Company management. Kaye Scholer then reported on its discussions with Skadden Arps.

     Between March 3 and March 14, 2003, representatives of Kaye Scholer and Skadden Arps continued their discussions and negotiations regarding the structure and terms, other than price, of the Proposal, including the possibility of including a "majority of the minority" closing condition to the Offer.

     On March 10, 2003, representatives from Blackstone met with Mr. Sosnoff, Mr. Steinberg and Mr. Kelly to discuss its preliminary financial analyses (excluding any preliminary valuation ranges derived from those analyses) and certain five-year financial projections for the Company prepared by Blackstone and to review additional financial information received from the Company. Management discussed certain historical financial information with Blackstone.

     On March 13, 2003, Blackstone met with Rothstein, Kass & Company, P.C., the Company's independent auditors, to discuss the Company's accounting practices and review the Company's 2002 draft financial statements.

     On March 14, 2003, the Special Committee met at Mr. Goldsmith's offices with the other members of the Special Committee participating via teleconference. Also, in attendance were representatives of Kaye Scholer and Blackstone. Blackstone presented its updated findings and observations based on Blackstone's ongoing discussions with the Company. Kaye Scholer reported on its further discussions with Skadden Arps regarding the structure and terms of the proposed transaction, other than price. From and after March 14, 2003, Kaye Scholer continued its discussions and negotiations with Skadden Arps over various aspects of the Proposal, other than price.

     On March 24, 2003, the Company filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

     On March 25, 2003, Blackstone met with Mr. Sosnoff, Mr. Steinberg and Mr. Kelly to review the five-year financial projections of the Company under the "Management Case" and related assumptions made therein by the Company, as well as Blackstone's cash flow analysis and comparable company results. In addition, the parties also discussed which balance sheet net assets of the Company were required for or related to the Asset Management Business.

     On March 26, 2003, Blackstone again met with Mr. Sosnoff, Mr. Steinberg and Mr. Kelly to review the five-year financial projections of the Company under the "Blackstone Case" and assumptions made therein by Blackstone, as well as Blackstone's cash flow analysis and comparable company results. The parties also continued to discuss which balance sheet net assets were required for or were related to the Asset Management Business.

     During the course of discussions between Blackstone and Mr. Sosnoff during April, 2002, the parties agreed that the offer price would be a fixed offer price and would not be adjusted during the offer period to reflect changes in the fair market value of the investment portfolio of the Company as contemplated in the Proposal. The parties came to this mutual conclusion because of, among other factors, the complexity that would be involved in formulating an appropriate adjustment mechanism and the uncertainty that would be caused to stockholders of the Company in trying to determine whether or not to tender their Shares in the Offer.

     During early April, 2003, the Special Committee discussed with Mr. Sosnoff the possibility of issuing some type of "contingent value right" or similar security to the public stockholders of the Company in order to provide such stockholders with the opportunity to share in the proceeds of a sale of the Asset Management Business during some period of time following the closing of the Merger at a price per Share higher than the offer price. During further discussions during this time, Skadden Arps indicated that, in its view, such an approach in this kind of transaction would not be practical because, among other reasons, it would require the Company to remain registered under the Exchange Act and incur significant expense. After further discussion among the parties and their advisors, the Special Committee agreed that the use of a contingent value right or similar security was not appropriate in the proposed transaction.

     On April 15, 2003, Skadden Arps met with Mr. Sosnoff via teleconference to discuss the status of the discussions and negotiations with the Special Committee and Blackstone. Mr. Sosnoff reported that Blackstone was still performing preliminary financial due diligence.

     On April 16, 2003, the Special Committee, Kaye Scholer and Blackstone met via teleconference and Blackstone updated the Special Committee and Kaye Scholer on the discussions between Blackstone and the Company regarding the five-year financial projections of the Company under both the "Management Case" and the "Blackstone Case" and related assumptions and other components of its financial analysis of the Proposal. The Special Committee, Blackstone and Kaye Scholer discussed a negotiation strategy to obtain a higher price per Share in the Offer and any additional provisions that may be necessary to assure the procedural fairness of the proposed transaction for the minority stockholders of the Company.

     On April 17, 2003, Blackstone met with Mr. Sosnoff, Mr. Steinberg and Mr. Kelly to review preliminary information regarding the Company's investment capital and other balance sheet net assets as of March 31, 2003, as well to continue to discuss the five-year projections of the Company under both the "Management Case" and the "Blackstone Case." The parties also discussed certain updates to the Company's balance sheet net assets, as well as other terms and conditions of the Offer, including the consideration of a "majority of the minority" closing condition and the possibility of fixing the offer price after the commencement of the Offer in lieu of the contemplated adjustment to the offer price contained in the Proposal. Mr. Sosnoff agreed to consider the inclusion of a "majority of the minority" closing condition.

     At that same meeting, Blackstone indicated that, in lieu of using a contingent value right or similar security, the Special Committee desired some assurance that Mr. Sosnoff would not sell the Asset Management Business to an unrelated third party shortly after the closing of the Merger. Following a discussion of this issue, Mr. Sosnoff informed Blackstone that he had no present plan or intention of consummating such a sale during the one year period following the closing of the Merger. Mr. Sosnoff noted that his statement of intention would not apply to sales involving the investment portfolio and other balance sheet net assets of the Company. Following further discussion, Blackstone and Mr. Sosnoff agreed to meet again as soon as possible to continue their discussion regarding this matter and the Proposal generally.

     Shortly after the April 17th meeting, Skadden Arps spoke with Kaye Scholer several times via telephone to discuss the Special Committee's request raised at the April 17th meeting. Skadden Arps requested clarity of the nature of the Special Committee's request and the form any such commitment would take. In particular, Skadden Arps requested clarity of whether the Special Committee's request was for a commitment from Mr. Sosnoff as to future sales of the Asset Management Business or simply a statement from Mr. Sosnoff of his present intention as to such future sales. Kaye Scholer stated that this question had not been fully discussed by the Special Committee pending an agreement in principle with Mr. Sosnoff on the request generally, but agreed to raise the question with the Special Committee.


     On April 21, 2003, Skadden Arps met with Kaye Scholer via teleconference to discuss the status of negotiations with the Special Committee and Blackstone and other remaining issues related to the Proposal.


     On April 22, 2003 and April 23, 2003, Skadden Arps met with Mr. Sosnoff via teleconference to discuss the status of Mr. Sosnoff discussions and negotiations with the Special Committee and Blackstone, including the contemplated conditions to the Offer and expected timing of the transaction. Skadden Arps also spoke with Kaye Scholer via telephone numerous times on those days to communicate Mr. Sosnoff's thoughts on the terms and conditions of the Proposal that were still being discussed with the Special Committee.


     On April 23, 2003, Blackstone met with Mr. Sosnoff, Mr. Steinberg and Mr. Kelly to discuss the Proposal and management's observations and concerns regarding the five-year financial projections of the Company under the "Blackstone Case." Management challenged Blackstone's assumption regarding net inflow growth, fees, compensation expenses, selected valuation parameters and market appreciation. The parties held preliminary discussions regarding the price range of the Asset Management Business. Blackstone also sought clarification from Mr. Sosnoff regarding Mr. Sosnoff's statement of intention expressed during the April 17th meeting. In addition to such statement of intention, Blackstone thereafter informed Mr. Sosnoff that the Special Committee also desired some form of commitment from Mr. Sosnoff that he would not consummate a sale of the Asset Management Business shortly after the Merger. Following further discussion, Blackstone and Mr. Sosnoff agreed to meet again as soon as possible to continue their discussion regarding this matter and Blackstone's preliminary price range of the Asset Management Business.


     On April 24, 2003, Blackstone met with Mr. Goldsmith and Kaye Scholer at Mr. Goldsmith's offices to review the status of Blackstone's discussions and negotiations with Mr. Sosnoff to date, including its preliminary discussion of the transaction structure and the offer price contained in the Proposal. In particular, Blackstone noted that Mr. Sosnoff indicated that he would consider Blackstone's preliminary analysis and valuation of the Company's investment capital and other balance sheet net assets related to the Asset Management Business and provide a response shortly.


     On April 28, 2003, Blackstone met with Mr. Sosnoff, Mr. Steinberg and Mr. Kelly to discuss management's observations regarding the five year financial projections of the Company under the "Blackstone Case," including a revised value for both the Company's investment capital and other balance sheet net assets and the Asset Management Business. The parties discussed the terms of the Proposal and Blackstone informed Mr. Sosnoff that the Special Committee had instructed Blackstone to determine if Mr. Sosnoff agreed with Blackstone's analysis regarding the price to be paid per Share for the Asset Management Business. Mr. Sosnoff indicated that he would review Blackstone's analysis and the parties agreed to meet again shortly to continue their discussion.


     In late April, 2003, Kaye Scholer spoke with Skadden Arps via telephone several times to discuss the previous question raised by Skadden Arps regarding whether the Special Committee's request was for a commitment from Mr. Sosnoff or simply a statement from Mr. Sosnoff of his present intention, and Kaye Scholer indicated that the Special Committee was requesting a commitment from Mr. Sosnoff that he would not consummate a sale of the Asset Management Business shortly after the Merger. Skadden Arps stated that, in its view, such a commitment was unusual, if not unprecedented, in transactions of this kind, and also noted the significant practical and legal issues associated with the Special Committee's request. The parties thereafter reported their discussions to their respective principals.

     In early May 2003, Mr. Goldsmith and Mr. Sosnoff met via teleconference to discuss the request of the Special Committee. Mr. Goldsmith told Mr. Sosnoff that if he was unwilling to include a "majority of the minority" condition to the Offer, the Special Committee would require an increase in the offer price. Mr. Sosnoff stated his view that the inclusion of a "majority of the minority" closing condition was not appropriate in the proposed transaction in light of the relatively small number of public shareholders and extensive negotiations with the Special Committee and its advisors. Mr. Goldsmith acknowledged Mr. Sosnoff's position but reiterated that the Special Committee would require an increase in the offer price in lieu of the inclusion of such a closing condition. Mr. Goldsmith also told Mr. Sosnoff that the Special Committee continued to request some type of commitment from Mr. Sosnoff that he would not consummate a sale of the Asset Management Business shortly after the Merger. After a discussion of these matters, Mr. Sosnoff agreed to increase the offer price by $0.15 per Share in lieu of the inclusion of a "majority of the minority" closing condition to the Offer. Mr. Goldsmith and Mr. Sosnoff agreed to continue to discuss, at a later date, the request of the Special Committee for a commitment from Mr. Sosnoff regarding the future sale of the Asset Management Business.

     On May 7, 2003, Skadden Arps delivered drafts of the Offer to Purchase, together with the related exhibits, and certain other documents to Kaye Scholer for its review and comment.

     On May 8, 2003, the Special Committee met via teleconference with Kaye Scholer and Blackstone to discuss the most recent valuation of the Company's investment capital and other transaction considerations, including the structure of the transaction. After a discussion of the transaction structure, the Special Committee concluded that structuring the transaction as a two-step transaction pursuant to a merger agreement that would provide for the Offer and Merger was advantageous to the minority stockholders. All of the members of the Special Committee continued to express their desire for some type of commitment from Mr. Sosnoff regarding the future sale of the Asset Management Business. The Special Committee instructed Kaye Scholer to make a proposal to Skadden Arps to address this matter.

     On May 9, 2003, Skadden Arps delivered a draft of the Merger Agreement to Kaye Scholer for its review and comment.

     Also on May 9, 2003, Richard Brualdi, plaintiffs' lead counsel, sent a letter to Kaye Scholer indicating that the plaintiffs' financial advisor had completed a preliminary analysis relating to the adequacy of the $12.50 offer price contained in Mr. Sosnoff's preliminary proposal. The letter noted that, based upon such analysis, the plaintiffs' preliminary opinion was that the fair market value of a Share was greater than $12.50 and could be as high as $16.00 per Share. Mr. Brualdi noted it was available to discuss this analysis with the Special Committee and/or Blackstone.

     On May 12, 2003, Kaye Scholer provided preliminary comments on the Merger Agreement to Skadden Arps. As a result of the comments, Mr. Sosnoff agreed, among other things, (i) not to waive the Minimum Condition without the consent of the Special Committee, (ii) to extend the Offer for two separate ten business day periods if at the end of the scheduled expiration date of the offer (or the end of the first ten business day period) all of the conditions to the Offer are still not satisfied or, if applicable, waived, and (iii) not to extend the Offer beyond the date which is 50 business days from the date the Offer is commenced without the prior written consent of the Special Committee.

     Also on May 12, 2003, Kaye Scholer provided preliminary comments on the Offer to Purchase to Skadden Arps. Over the next several days, Skadden Arps and Kaye Scholer discussed the proposed changes to the Offer to Purchase.

     During the week of May 12, 2003, Skadden Arps and Kaye Scholer engaged in further discussions regarding the terms of the Merger Agreement.

     On May 14, 2003, Skadden Arps met with Mr. Sosnoff via teleconference to discuss the remaining issues on the Merger Agreement. After a discussion of these issues, Mr. Sosnoff instructed Skadden

Arps to contact Kaye Scholer and attempt to resolve the remaining issues and finalize the Merger Agreement. Thereafter, Skadden Arps spoke with Kaye Scholer via telephone and informed Kaye Scholer of Mr. Sosnoff's position on the remaining open issues in the Merger Agreement and Kaye Scholer agreed to communicate Mr. Sosnoff's position to the Special Committee.

     On May 15, 2002, Skadden Arps delivered a revised draft of the Merger Agreement to Kaye Scholer.

     On or about May 15, 2003, the Company and the Special Committee received an unsolicited valuation report from Value Incorporated, the financial advisor retained by certain plaintiffs' counsel to evaluate Mr. Sosnoff's preliminary proposal. This analysis included a premium analysis, comparable company analysis and a precedent transaction analysis. This analysis indicated that the per Share price could be as high as $16.00.

     On May 20, 2003, the Special Committee met via teleconference to discuss the status of the negotiations. Also in attendance were representatives of Kaye Scholer and Blackstone. Blackstone presented its analysis of the valuation material prepared by Value Incorporated. Blackstone had reviewed this analysis over the previous several days and presented to the Special Committee its conclusion that the analysis suffered from fundamental defects and once the analysis was revised by Blackstone to account for such defects, supported Blackstone's valuation analysis. Mr. Goldsmith reported on his conversations with Mr. Sosnoff. The Special Committee again discussed its desire for some type of commitment by Mr. Sosnoff regarding the future sale of the Asset Management Business shortly after the closing of the Merger. As a result, the Special Committee instructed Kaye Scholer and Blackstone to conduct further discussions with Mr. Sosnoff and his advisors.

     On May 21, 2003, Mr. Sosnoff requested that Skadden Arps propose language to address the points raised at the May 20th meeting by Mr. Goldsmith. Skadden Arps sent draft language to Kay Scholer later that day.

     On May 29, 2003, Mr. Goldsmith, Mr. Sosnoff, Blackstone, Kaye Scholer and Skadden Arps met at the offices of Mr. Goldsmith to discuss the prior request of the Special Committee for some type of commitment from Mr. Sosnoff regarding the future sale of the Asset Management Business. At the meeting, Mr. Sosnoff stated the basis for his view that the Special Committee's request was not appropriate in the context of the proposed transaction, and noted that the Proposal had already been the subject of extended discussion, negotiation and analysis by the Special Committee and its advisors. Mr. Sosnoff repeated his request that the Special Committee withdraw its request for this commitment. After further discussion of the matter. Mr. Goldsmith agreed to discuss the matter with the other members of the Special Committee as soon as possible.

     On May 30, 2003, the Special Committee met via teleconference with representatives of Kaye Scholer and Blackstone to discuss Mr. Goldsmith's meeting with Mr. Sosnoff on May 29th. After a discussion, the Special Committee reaffirmed its desire to receive some type of commitment from Mr. Sosnoff regarding the sale of the Asset Management Business, and instructed Kaye Scholer to communicate its position to Skadden Arps.

     Later on May 30, 2003, Kaye Scholer spoke with Skadden Arps via telephone and indicated that the Special Committee met to consider Mr. Sosnoff's views expressed previously as to the nature and form of a commitment from him regarding the future sale of the Asset Management Business and concluded that that it still wished to receive some type of commitment from Mr. Sosnoff. Thereafter, during the next week, Skadden Arps and Kaye Scholer exchanged drafts describing such commitment.

     On June 5, 2003, the Special Committee met via teleconference with representatives of Kaye Scholer and Blackstone to discuss the most recent proposal from Mr. Sosnoff and his advisors regarding the previously discussed commitment by Mr. Sosnoff. After reviewing the language and terms of the commitment, the Special Committee agreed to accept Mr. Sosnoff's proposal subject to a modification to extend the length of the commitment for a period of one year following the closing of the Merger. In addition, Blackstone stated that it would revise its valuation material based upon recent financial and trading metrics for the Company's publicly-traded comparable companies and for the Company's AUM as of May 30, 2003. Blackstone also stated that, on a preliminary basis, it believed the midpoint of its valuation range for the Asset Management Business had increased due to these factors. The Special Committee asked Blackstone to continue updating and finalizing its fairness opinion with the supplemental analyses in order to provide Mr. Goldsmith, and, if necessary, Mr. Sosnoff, updated findings.

     On June 6, 2003, the Company provided updated financial information to Blackstone for purposes of allowing Blackstone to update its financial analysis.

     Thereafter, Blackstone met with Mr. Goldsmith and Kaye Scholer separately to discuss its updated valuation of the Asset Management Business that indicated that, in Blackstone's opinion, an increase in offer price attributable to the Asset Management Business was appropriate. Mr. Goldsmith authorized Blackstone to communicate to Mr. Sosnoff the revised valuation and to seek an increase in value for the Asset Management Business. Consequently, Blackstone met via teleconference with Mr. Sosnoff, Mr. Steinberg and Mr. Kelly to discuss the revised valuation report, reviewing in particular the updated valuation parameters for selected publicly-traded comparables and revised five-year financial projections under the "Blackstone Case" based on the Company's AUM level as of May 30, 2003. Mr. Sosnoff agreed to consider Blackstone's updated findings.

     Later on June 6, 2003, Skadden Arps and Kaye Scholer spoke via telephone to discuss the requested change by the Special Committee to extend Mr. Sosnoff's commitment to one year. Soon thereafter, Skadden Arps spoke with Mr. Sosnoff and, after a brief discussion, Mr. Sosnoff agreed to the change requested by the Special Committee. Later that day, Kaye Scholer called Skadden Arps to confirm that the Special Committee reviewed and approved the specific language relating to the commitment previously negotiated by Kaye Scholer and Skadden Arps.

     On June 9, 2003, Blackstone met with the Special Committee and Kaye Scholer via teleconference to discuss their updated financial analysis based upon the updated financial information provided to Blackstone on June 6th. After a review of this analysis, the Special Committee requested that Blackstone inform Mr. Sosnoff that the Special Committee concluded that the portion of the proposed offer price attributable to the Asset Management Business should be increased by $0.15 to reflect improved market conditions since the date of the Blackstone's prior analysis in early May.

     Blackstone then spoke with Mr. Sosnoff via telephone to review Blackstone's updated financial analysis and to communicate the Special Committee's request for an increase in the offer price. After a detailed discussion concerning the reasons supporting the request for an increase in the offer price, including the improved market conditions, Mr. Sosnoff agreed to increase the offer price attributable to the Asset Management Business by $0.15.

     Following the telephone conversation with Mr. Sosnoff, the Special Committee met telephonically with representatives of Kaye Scholer and Blackstone to discuss the current status of negotiations and the potential timetable for finalizing the transaction. The Special Committee requested its advisors to contact Mr. Sosnoff and his advisors in order to finalize the terms and conditions of the Offer and Merger so that the Special Committee would be prepared to vote on the matter on the following day.

     Also on June 9, 2003, Skadden Arps spoke with Mr. Brualdi, plaintiffs' lead counsel, concerning the pending lawsuits. Over the course of the next two days, Skadden Arps and Mr. Brualdi discussed a possible settlement of the pending lawsuits and on June 10, 2003 reached an agreement in principle to settle the lawsuits, subject to execution of a definitive settlement agreement and the approval of the Delaware Court of Chancery.

     On June 10, 2003, the Special Committee met via teleconference. Representatives of Kaye Scholer and Blackstone were in attendance. At this meeting, among other things, Blackstone presented its financial analyses of the Offer and orally delivered its opinion, which it committed to deliver later in writing, that, as of that date and based upon and subject to the assumptions, limitations and qualifications set forth in its written opinion, the proposed transaction at the Offer Price of $13.95 per Share in cash to be received by the stockholders of the Company (other than Purchaser, Mr. Sosnoff and their affiliates) in exchange for each of their Shares pursuant to the Offer and Merger is fair from a financial point of view to such stockholders. Representatives of Kaye Scholer reviewed the legal requirements and duties applicable to the members of the Special

Committee and reviewed with the Special Committee the final draft of the Merger Agreement and other agreements and documents relating to the proposed transaction.


     Mr. Sosnoff joined the meeting via telephone. At this meeting, Mr. Sosnoff represented and gave his personal commitment to the Special Committee that, subject to the exceptions described below, (i) he had no present plan or intention of consummating a transaction in which he sold more than 51% of the Asset Management Business during the one year period following the closing of the Merger (other than sales involving the investment portfolio and other balance sheet net assets of the Company), and (ii) he would not consummate a transaction involving his direct or indirect sale of more than 51% of the Asset Management Business during the one year period following the closing of the Merger if the payment he would receive upon such consummation would be at a net price per Share (after transaction related costs and expenses) higher than the portion of the Offer Price determined by Blackstone to be attributable to the Asset Management Business as currently constituted. Mr. Sosnoff went on to state that his commitment would not apply to any transaction not specifically described above, including, for example, (x) any transaction involving family vehicles, family members or other personal or estate planning vehicles, or (y) issuances by the Surviving Corporation or any of its affiliates of equity interests to members of management or other affiliates of the Surviving Corporation or to investors such as joint venture or distribution partners. Mr. Sosnoff further stated that his commitment would not apply to any transaction which may be appropriate as a result of his death, disability or other medical problems or the need to preserve the stability of the business due to the death or other departure for any reason of Mr. Steinberg. Mr. Goldsmith thanked Mr. Sosnoff for his statement and noted that the clarifications of the scope of Mr. Sosnoff's commitment were appropriate and fully consistent with the understanding of the Special Committee. Following further discussion among the members of the Special Committee, the Special Committee concluded that this matter had been addressed to its satisfaction.


     After a detailed discussion of the merits and benefits to the stockholders of the Company (other than Purchaser, Mr. Sosnoff and their affiliates) of the proposed transaction, the Special Committee concluded that the proposed Merger was substantively and procedurally fair to such stockholders and that the opportunity to receive $13.95 in cash per Share should be offered to the stockholders of the Company (other than Purchaser, Mr. Sosnoff and their affiliates). After further discussion and deliberation and taking into account, among other things, all of the factors noted above, the Special Committee unanimously (i) concluded that it is fair to and in the best interests of the Company and its stockholders (other than Purchaser, Mr. Sosnoff and their affiliates) to consummate the Offer and Merger upon the terms and subject to the conditions of the Merger Agreement and in accordance with Delaware law,
(ii) approved and declared advisable the Offer, the Merger and the Merger Agreement, and (iii) resolved to recommend that the Board recommend that the stockholders of the Company accept the Offer and tender their Shares pursuant thereto. Later that day, Kaye Scholer reported the Special Committee's decision to Mr. Sosnoff, Mr. Steinberg and Mr. Kelly.


     After the meeting of the Special Committee, a meeting of the Board was convened via teleconference. At the meeting, the Special Committee advised the Board of its findings and Blackstone reviewed the fairness opinion that it delivered to the Special Committee. The Board, by unanimous decision of those directors participating, (i) determined that it is fair to and in the best interests of the Company and its stockholders (other than Purchaser, Mr. Sosnoff and their affiliates) to consummate the Offer and Merger upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, (ii) approved and declared advisable the Offer, the Merger and the Merger Agreement, and (iii) resolved to recommend that the stockholders of the Company (other than Purchaser, Mr. Sosnoff and their affiliates) accept the Offer and tender their Shares pursuant thereto. Mr. Sosnoff and Mr. Steinberg refrained from voting on these matters in light of their conflicts of interest.



     Thereafter on June 10, 2003, the Merger Agreement was executed and the execution of the Merger Agreement and the agreement in principle to settle the pending stockholder lawsuits was announced in a joint press release by the Company and Mr. Sosnoff the following day. The Tender Agreements were also executed.

     From June 10, 2003 through June 12, 2003, Skadden Arps and Kaye Scholer finalized the Offer to Purchase and related tender offer documents. Also, during this week, Skadden Arps continued its discussions with Mr. Brualdi regarding the execution of a definitive settlement agreement, although no such agreement has been executed by June 12th.

PURPOSE AND STRUCTURE OF THE OFFER AND MERGER; REASONS OF PURCHASER AND MR. SOSNOFF FOR THE OFFER AND MERGER

     Purpose and Structure. The purpose of the Offer and Merger is for Mr. Sosnoff to increase his beneficial ownership of the outstanding Common Stock from his current level of approximately 81% on a fully-diluted basis to 100%. Mr. Sosnoff has formed Purchaser for the purpose of acquiring the Shares not already owned by him. No consideration will be paid for Shares beneficially owned by Mr. Sosnoff or Purchaser at the time of the Offer or the Merger, except Shares held by a qualified charitable foundation controlled by Mr. Sosnoff (which will be entitled to receive the Offer Price of $13.95 per Share). Upon successful completion of the Offer (including satisfaction of the Minimum Condition), Mr. Sosnoff will transfer all of his Shares to Purchaser in order to permit Purchaser to effect the Merger. Upon the consummation of the Merger, Purchaser will merge into the Company with the Company being the Surviving Corporation. The acquisition of Shares not owned by Mr. Sosnoff at the time of the Offer has been structured as a cash tender offer followed by a cash merger in order to effect a prompt and orderly transfer of ownership of the Company from the public stockholders to Purchaser and provide stockholders with cash for all of their Shares as quickly as possible.

     Reasons for the Transactions. Mr. Sosnoff decided to pursue the Offer and Merger at this time for a number of reasons.

     First, the Offer Price of $13.95 per Share will allow the public stockholders of the Company to realize a significant premium of 36% above the market price of $10.25 for a Share on December 5, 2002, the date immediately prior to the date on which the Company announced that it had received a preliminary proposal from Mr. Sosnoff to acquire all of the outstanding Shares. The Offer Price also represents a premium of approximately 107% over the lowest reported closing sale price of $6.75 on the New York Stock Exchange ("NYSE") during the 12 months prior to such date. Further, the Offer Price represents a premium of approximately 24% above the per Share estimated fully-diluted book value of the Company of $11.28 at December 5, 2002, including the fair market value of the investment capital of the Company as of such date.

     Second, throughout the Company's existence as a public company, the market value and liquidity of the Shares has been negatively impacted generally by the inherent difficulty of attracting analyst and investor interest to a company with a majority stockholder and a small public float. As a result, the liquidity of the market for the Shares has remained consistently limited, with an average daily trading volume of less than 2,000 shares since June 1986, with no trades occurring on the NYSE in 112 of the 253 trading days prior to the Company's public announcement of Mr. Sosnoff's preliminary proposal on December 6, 2002. Mr. Sosnoff determined that the opportunity for the public stockholders of the Company to realize a significant premium for their Shares was especially significant in light of its inconsistent and low historical trading prices and volumes for the Shares. The Offer and Merger will thus provide liquidity for the public stockholders whose ability to sell their Shares on the NYSE has been adversely affected by the limited trading volume and small public float in the Shares at a price per Share significantly above recent market prices.

     Third, the Company and its public stockholders are currently exposed to significant risk in the event of the possible death or disability of Mr. Sosnoff, currently 71 years of age. Mr. Sosnoff is the founder of the Company and plays a vital role in both managing client assets and maintaining a high visibility with the Company's clients. The loss of Mr. Sosnoff's services could potentially result in a significant diminution in the value of the Shares. The Offer and Merger will thus transfer the risk of the loss of Mr. Sosnoff's services (and potential diminution in value of the Company) from the public stockholders of the Company to Purchaser and Mr. Sosnoff.

     Fourth, Mr. Sosnoff seeks to permit the Company to eliminate the costs and administrative burdens of being a public company. Following the Offer and Merger, the Company will no longer be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which will allow the Company to eliminate the costs of preparing, printing and mailing certain corporate reports and proxy statements. In addition, "going private" will allow the Company to eliminate certain other costs and functions associated with being a public company, including certain legal and accounting costs, the costs of maintaining a transfer agent and the costs of investor relations activities. The elimination of the foregoing requirements will also eliminate the time devoted by employees and members of the Company's management to those activities, thereby providing more freedom to focus on the Company's business and operations. Mr. Sosnoff and the Company estimate that approximately $200,000 will be saved on an annual basis as a result of the termination of the Company's Exchange Act reporting obligations.

     Fifth, the Company has been unable to realize many of the benefits generally associated with public ownership. For example, (i) the Company has not needed, and does not expect in the foreseeable future to need, to utilize its Common Stock as currency for acquisitions, (ii) the lack of liquidity with respect to the Common Stock discussed above has impaired the Company's ability to use stock options or equity-based incentives as a meaningful way to compensate employees, and (iii) the Company has not needed, and does not expect in the foreseeable future to need, to raise capital in the public markets.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD; FAIRNESS OF THE OFFER AND MERGER

     Recommendation of the Special Committee. On June 10, 2003, the Special
Committee:

     (1) determined that it is fair to and in the best interests of the Company and its stockholders (other than Purchaser, Mr. Sosnoff and their affiliates) to consummate the Offer and Merger, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL;

     (2) determined that the Offer, the Merger and the Merger Agreement should be approved and declared advisable by the Board; and

     (3) resolved to recommend that the Company's stockholders accept the Offer and tender their Shares pursuant thereto.

     Recommendation of the Board. On June 10, 2003, the Board, by unanimous decision of those directors participating and based upon the recommendation of the Special Committee:

     (1) determined that it is fair to and in the best interests of the Company and its stockholders (other than Purchaser, Mr. Sosnoff and their affiliates) to consummate the Offer and Merger upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL;

     (2) approved and declared advisable the Offer, the Merger and the Merger Agreement; and

     (3) resolved to recommend that the Company's stockholders accept the Offer, and tender their Shares pursuant thereto.

     Mr. Sosnoff and Mr. Steinberg, directors on the Board, refrained from voting on these matters in light of their conflicts of interest. See "Special Factors -- Background of the Offer" and "Special Factors -- Interests of Certain Persons in the Offer and Merger."

     Fairness of the Offer and Merger. In reaching the recommendations described above, the Special Committee considered a number of factors, including the following:

     Company Operating and Financial Condition. The Special Committee took into account the current and historical financial condition and results of operations of the Company, as well as the prospects and strategic objectives of the Company, including the risks involved in achieving those prospects and objectives, and the current and expected conditions in the general economy and in the industries in which the Company's businesses operate. The Special Committee believed the Offer Price to be attractive in light of the Company's current financial performance, profitability and growth prospects and current and expected general economic and industry conditions.

     The Special Committee (together with Blackstone) also considered certain 5 year financial projections for the Company prepared by management discussed below at "The Offer -- Section 8. Certain Information Concerning the Company."

     Financial Terms/Premium to Market Price. The Special Committee considered the relationship of the Offer Price and the Merger Consideration to the historical and projected market prices of the Shares. The Offer Price of $13.95 per Share represents a significant premium of approximately 36% over the closing price per Share of $10.25 on December 5, 2002, the day before the public announcement of Mr. Sosnoff's preliminary proposal to acquire all of the outstanding Shares, a premium of approximately 107% over the lowest reported closing price of $6.75 during the 12 months prior to such date, and a premium of approximately 12% over Mr. Sosnoff's initial offer price of $12.50 per Share. Also, the Offer Price represents a premium of approximately 24% above the per Share estimated fully-diluted book value of the Company of $11.28 at December 5, 2002, including the fair market value of the investment capital of the Company as of such date. A significant portion of the estimated fully-diluted book value of the Company is attributable to the investment capital of the Company, which fluctuates on a daily basis depending on fluctuations in the fair market value of such investment capital. Nonetheless, as is discussed elsewhere in this Offer to Purchase, the Offer Price of $13.95 is fixed and will not be adjusted to reflect any fluctuations in the net asset value of the Company after June 6, 2003.

     Likely Effect on Market Prices of the Shares if the Offer is Withdrawn. The Special Committee also considered the possible trading prices of the Shares in the short term and the long term in the event that the Offer were to be withdrawn or rejected. The Special Committee concluded that the trading value of the Shares would likely decline substantially in the short term as a result of the withdrawal or rejection of the Offer. In addition, as discussed above, the Special Committee considered there to be significant risks and impediments to the Shares trading above the Offer Price in the long term.

     Discussions with Mr. Sosnoff. The Special Committee believes that, after extensive negotiations by and on behalf of the Special Committee with Mr. Sosnoff, the Company has obtained the highest price per Share that Mr. Sosnoff is willing to pay. The Special Committee took into account the fact that the terms of the Offer were determined through extensive and protracted arm's-length negotiations between Mr. Sosnoff on the one hand, and the Special Committee and its financial and legal advisors on the other hand, and the judgment of the Special Committee that, based upon the negotiations that had transpired and the downward adjusted earnings projections, a price higher than $13.95 per Share could not likely be obtained and that further negotiations with Mr. Sosnoff could cause Mr. Sosnoff to abandon the transaction.

     Lack of Strategic Alternatives. The Special Committee also considered the fact that the Company has been unable to locate a suitable strategic partner despite its attempts to do so over an extended period of time as described above in "Special Factors -- Background of the Offer." The Special Committee also concluded that an acquisition of the Company by, or other strategic transaction with, a third party was unlikely in light of the fact that no such transaction could be effected without Mr. Sosnoff's support due to his ownership of 81% of the Shares on a fully-diluted basis and, thus, was not pursued.

     Lack of "Majority of the Minority" Condition. The Special Committee also took into account the fact that Mr. Sosnoff advised the Special Committee that he would be unwilling to agree to make the proposed transaction subject to the approval of a majority of the public stockholders of the Company in light of the arms-length negotiations with the Special Committee and the other factors described in this section "-- Recommendation of the Special Committee and the Board; Fairness of the Offer and Merger" and "Special Factors -- Opinion Of Financial Advisor."

     Blackstone Fairness Opinion. The Special Committee took into account presentations from Blackstone and the opinion of Blackstone, dated as of June 10, 2003, that, based upon and subject to certain important assumptions, limitations and qualifications, the consideration to be received by holders of Shares (other than Purchaser, Mr. Sosnoff and their affiliates) in exchange for each of their Shares pursuant to the Offer and Merger is fair from a financial point of view to such holders. The financial analysis and opinion of Blackstone are described below in "Special Factors -- Opinion Of Financial Advisor." A copy of the opinion rendered by Blackstone and the assumptions made by Blackstone in arriving at its opinion is included as an annex to the Schedule 14D-9, which is being mailed to stockholders of the Company simultaneously with this Offer to Purchase. Stockholders are urged to read this opinion in its entirety. The Special Committee was aware that Blackstone becomes entitled to certain fees described under "The Offer -- Section 13. Fees and Expenses" upon delivery of its opinion.


     Absence of a Breakup Fee. If the Special Committee or Board concludes that its fiduciary duties to stockholders require a change in the Special Committee's recommendation, no "break up" or "topping" fee is required and there is no minimum amount by which a third party offer must exceed the Offer Price.


     Timing of Completion of the Offer and Merger. The Special Committee considered the anticipated timing of consummation of the transactions contemplated by the Offer and Merger Agreement, including the structure of the transactions as a tender offer for all of the Shares for cash, which should allow stockholders to receive the Offer Price earlier than in an alternative form of transaction, followed by the Merger in which remaining stockholders will receive the same consideration as received by stockholders who tender their Shares in the Offer.


     Form of the Consideration; Taxable Transaction. The Special Committee considered the form of consideration to be paid to holders of Shares in the Offer and Merger. The Special Committee was aware that the consideration received by holders of Shares in the Offer and Merger would be taxable to holders for federal income tax purposes.


     Delisting of the Shares. The Special Committee considered the fact that, because there are currently so few public stockholders of the Company and because the Shares currently do not satisfy certain of the NYSE's other published listing guidelines, the Shares do not meet the standards for continued inclusion in the NYSE. Accordingly, the Shares may be delisted from the NYSE and, as a result, the market for the Shares would be adversely affected.


     Fluctuations in the Fair Market Value of the Investment Capital and Balance Sheet Net Assets of the Company. The Special Committee considered the fact that $11.35 of the Offer Price of $13.95 per Share represents the fair market value of the investment capital and the book value of other balance sheet net assets of the Company as of the close of the markets on June 6, 2003, and that the Offer Price of $13.95 is fixed and will not be adjusted to reflect any fluctuations in the fair market value of such investment capital after such date. See "Special Factors -- Opinion of Financial Advisor."


     Limited Conditions to Consummation. The Special Committee considered the fact that the obligation of Mr. Sosnoff and Purchaser to consummate the Offer and Merger is subject to a limited number of conditions, with no financing condition. Moreover, the Special Committee concluded that Mr. Sosnoff and Purchaser have the financial resources to consummate the Offer and Merger expeditiously.


     Appraisal Rights. The Special Committee considered the fact that stockholders who do not tender their Shares pursuant to the Offer have the right to dissent from the Merger and to demand appraisal of the fair value of their Shares under the DGCL, as described under "Special Factors -- Appraisal Rights."


     Possible Conflicts of Interest. The Special Committee also took into account the possible conflicts of interest of certain directors and executive officers of the Company discussed below under "Special Factors -- Interests of Certain Persons in the Offer and Merger." Despite these conflicts, the Special Committee concluded that, in view of the economic benefit of the Offer, the Offer is in the best interests of holders of the Shares and should be accepted.



     Procedural Fairness. The Special Committee believes that the Offer is procedurally fair because:

    o the Offer was the result of extensive and protracted arm's-length discussions between representatives of the Special Committee (comprised of the independent directors of the Company who were advised by independent legal counsel and financial advisors) and Mr. Sosnoff described above in "Special Factors -- Background of the Offer";

    o the Offer Price was found by Blackstone, the Special Committee's financial advisor, as of June 10, 2003, and subject to important assumptions, limitations and qualifications, to be fair, from a financial point of view, to holders of the Shares other than Purchaser, Mr. Sosnoff and their affiliates (see "Special Factors -- Opinion Of Financial Advisor");

    o the commitment from Mr. Sosnoff received by the Special Committee at the meeting of the Special Committee held on June 10, 2003 (see "Special Factors -- Background of the Offer");

    o the completion of the Offer is subject to the satisfaction of the Minimum Condition, which may not be waived by Purchaser without the prior written consent of the Special Committee, thereby ensuring that Purchaser will acquire all Shares not tendered in the Offer for the same purchase price paid in the Offer (other than Shares owned by shareholders who elect to seek an appraisal of such Shares in connection with the Merger) (see "Special Factors -- The Merger; Plans for the Company after the Offer and Merger; Certain Effects of the Offer and Merger"); and

    o Purchaser may not, without the prior written consent of the Special Committee, amend or modify certain key terms of the Offer, including the conditions to the Offer (see "The Offer -- Section 1. Terms of the Offer; Expiration Date").

     In reaching its determinations referred to above, the Board considered the following factors, each of which, in the view of the Board, supported such determinations: (i) the conclusions and recommendations of the Special Committee; (ii) the factors referred to above as having been taken into account by the Special Committee, including the receipt by the Special Committee of the opinion of Blackstone that, based upon and subject to the assumptions, limitations and qualifications stated therein, as of June 6, 2003, the $13.95 per Share to be received by the stockholders of the Company (other than Purchaser, Mr. Sosnoff and their affiliates) in exchange for each of their Shares pursuant to the Offer and Merger is fair from a financial point of view to such holders, and the analysis presented by Blackstone to the Board; and
(iii) the fact that the Offer Price and the terms and conditions of the Merger Agreement were the result of extensive and protracted arm's-length negotiations between the Special Committee and Mr. Sosnoff.

     The members of the Board (other than Mr. Sosnoff and Mr. Steinberg), which, for this purpose, are the same individuals comprising the Special Committee, evaluated the Offer and Merger in light of their knowledge of the business, financial condition and prospects of the Company, and based upon the advice of Blackstone and legal advisors.

     The Board believes that the Offer is procedurally fair because:

    o the Special Committee consisted of independent directors appointed to represent the interests of the Company's stockholders (other than Purchaser, Mr. Sosnoff and their affiliates);

    o the Special Committee retained and was advised by its own independent legal counsel;

    o the Special Committee retained and was advised by Blackstone, as its independent financial advisor, to assist it in evaluating a potential transaction with Mr. Sosnoff; and

    o the other factors described above relied upon by the Special Committee in determining the Offer is procedurally fair.

     The Board (and, as noted above, the Special Committee) recognized that the Offer is not structured to require the approval of a majority of the stockholders of the Company other than Purchaser, Mr. Sosnoff and their affiliates and the individuals set forth in Schedule I.

     The Special Committee and the Board also recognized that, while consummation of the Offer and Merger will result in all stockholders (other than Purchaser, Mr. Sosnoff and their affiliates) being entitled to receive $13.95 in cash for each of their Shares, it will eliminate the opportunity for current stockholders (other than Purchaser, Mr. Sosnoff and their affiliates) to participate in the benefit of increases, if any, in the value of business of the Company following the Merger. Nevertheless, the Special Committee and the Board concluded that this fact did not justify foregoing the receipt of the immediate cash premium represented by the Offer Price of $13.95 per Share.

     Neither the Special Committee nor the Board considered the liquidation of the Company's assets and neither considered liquidation to be a viable course of action based on Mr. Sosnoff's desire for the Company to continue to operate as a going concern. Therefore, no appraisal of liquidation values was sought for purposes of evaluating the Offer and Merger. The Special Committee was not aware of any firm offers for the merger or sale of the Company, the sale or transfer of all or any substantial part of the Company's assets or any purchase of the Company's securities that would result in the purchaser obtaining control of the Company. The Special Committee also concluded that any such transaction was unlikely in light of the fact that no such transaction could be effected without Mr. Sosnoff's support due to his ownership of 81% of the Shares on a fully-diluted basis and, thus, was not pursued.

     In view of the number and wide variety of factors considered in connection with making a determination as to the fairness of the Offer and Merger to the Company's public stockholders, and the complexity of these matters, neither the Special Committee nor the Board found it practicable to, nor did they attempt to, quantify, rank or otherwise assign relative weights to the specific factors they considered. Moreover, neither the Special Committee nor the Board have undertaken to make any specific determination to assign any particular weight to any single factor, but have conducted an overall analysis of the factors described above.

     The foregoing discussion of the information and factors considered by the Special Committee and the Board is not intended to be exhaustive but is believed to include all material factors considered by the Special Committee and the Board. The Company's executive officers (other than, as required under the rules of the SEC, Mr. Sosnoff and Mr. Steinberg) have not been asked to make a recommendation as to the Offer or the Merger. Mr. Steinberg has filed a separate Transaction Statement on Schedule 13E-3 (a "Schedule 13E-3") in respect of the Offer and Merger which is incorporated herein by reference in its entirety.

OPINION OF FINANCIAL ADVISOR

     General. Under a letter agreement, dated January 21, 2003 (the "Engagement Letter"), the Special Committee engaged Blackstone to act as its financial advisor in connection with the Proposal. On June 10, 2003, Blackstone delivered to the Special Committee its oral opinion (subsequently confirmed in writing on June 10, 2003) that subject to the assumptions, limitations and qualifications set forth therein, as of June 6, 2003, the consideration to be received by the holders of Common Stock (other than Purchaser, Mr. Sosnoff and their affiliates) in exchange for each of their Shares pursuant to the Offer and Merger was fair, from a financial point of view, to such holders.

     Opinion. THE FULL TEXT OF THE OPINION, DATED AS OF JUNE 10, 2003, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY BLACKSTONE IN RENDERING ITS OPINION, IS SET FORTH IN FULL AS AN ANNEX TO THE SCHEDULE 14D-9, WHICH IS BEING MAILED TO STOCKHOLDERS OF THE COMPANY SIMULTANEOUSLY WITH THIS OFFER TO PURCHASE. BLACKSTONE'S WRITTEN OPINION IS DIRECTED TO THE SPECIAL COMMITTEE AND ONLY ADDRESSES THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF COMMON STOCK (OTHER THAN PURCHASER, MR. SOSNOFF AND THEIR AFFILIATES) IN THE OFFER AND MERGER FROM A FINANCIAL POINT OF VIEW AS OF JUNE 6, 2003. BLACKSTONE'S WRITTEN OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE OFFER OR THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF THE COMPANY AS TO WHETHER SUCH SHAREHOLDER SHOULD TENDER ITS SHARES. THE FOLLOWING IS ONLY A SUMMARY OF THE BLACKSTONE OPINION. YOU ARE URGED TO READ THE ENTIRE OPINION.

     In arriving at its opinion, Blackstone reviewed, among other things:

    o the draft of the Merger Agreement, dated June 10, 2003, and the most recent drafts of the documents relating to the Offer;

    o certain publicly available information concerning the business, financial condition, and operations of the Company that Blackstone believed to be relevant to its inquiry;

    o certain internal information, financial analyses, estimates and forecasts relating to the Company prepared by and furnished to Blackstone by the management of the Company that Blackstone believed to be relevant to its inquiry;

    o the audited financial statements of the Company for the year ended December 31, 2002, December 31, 2001 and December 31, 2000 and unaudited financial statements of the Company for the quarter ended March 31, 2003;


    o the historical reported trading price for the Shares;

    o a comparison of certain financial information for the Company with similar information for certain other asset management companies that Blackstone deemed relevant;

    o the financial terms of certain recent business combinations in the asset management industry and related industries that Blackstone deemed relevant; and

    o other studies and analyses and took into account other matters as deemed appropriate.

     In addition, Blackstone held discussions with members of the management of the Company concerning their business, operating environment, financial condition, prospects, and strategic objectives and with the Company's auditors, Rothstein, Kass & Company, P.C., to review accounting policies and preparation of 2002 financial statements.

     In conducting its analysis and in arriving at its opinion, Blackstone relied upon the accuracy and completeness of the foregoing information discussed with or reviewed by it and did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, or concerning the solvency or fair value of the Company. With respect to financial forecasts prepared or provided by the Company, Blackstone assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. Blackstone assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based. Blackstone's opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Blackstone as of, the date of its opinion.

     In rendering its opinion, Blackstone assumed, with the consent of the Special Committee, that Purchaser's acquisition of the Company would be consummated on the terms described in the draft of the Merger Agreement it reviewed, without any waiver of any material terms or conditions by the Company, and that obtaining any necessary regulatory approvals for Purchaser's acquisition of the Company will not have an adverse effect on the Company or the transaction. Blackstone noted in its opinion that, in arriving at its opinion, with the consent of the Special Committee, it did not solicit interest from any party with respect to the acquisition of the Company or any of its assets.

     The following is a summary of the material financial analyses used by Blackstone in connection with providing its opinion to the Special Committee. In preparing its opinion, Blackstone valued the Company based upon two components:

    o the investment capital and other balance sheet net assets of the Company; and

    o the Asset Management Business.

Blackstone valued the Company's investment capital at the net realizable value as of June 6, 2003 since they consist principally of liquid, marketable and quoted securities. Blackstone valued the Asset Management Business utilizing a number of methodologies discussed below, adjusting the Company's financials to reflect only the operating performance of such business. Pursuant to Blackstone's analysis, the indicative value for the Company is the sum of the indicative value of the Company's investment capital and other balance sheet net assets and the indicative value of the Asset Management Business.

     THIS SUMMARY INCLUDES INFORMATION PRESENTED IN TABULAR FORMAT. THESE TABLES ALONE ARE NOT A COMPLETE DESCRIPTION OF BLACKSTONE'S FINANCIAL ANALYSES. THESE TABLES SHOULD BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY.

     Investment Capital and Other Balance Sheet Net Assets. Blackstone valued the Company's balance sheet net assets (other than investment capital) based upon the Form 10-Q dated March 31, 2003 and more recent financial information provided by the Company to bring down the March 31, 2003 numbers as of June 6, 2003, and the Company's investment capital based upon the prices of the publicly quoted securities held in the Company's investment accounts as of June 6, 2003. Included as components of value in these items were the working capital of the Company, deferred taxes (net), estimated transaction costs to be borne by the Company, loans due from officers and the cash and marketable securities which are principally held in the Company's investment accounts. Based on this analysis, Blackstone determined that as of June 6, 2003 the implied value per Share of the Company's investment capital and other balance sheet net assets was approximately $11.35 per Share.


     Historical Stock Trading Analysis. Blackstone reviewed the historical trading prices and volumes for the Shares for the period from December 5, 1997, through December 5, 2002, the date of Mr. Sosnoff's preliminary proposal. Blackstone also compared the trading performance of the Shares for the period from December 5, 1997, to December 5, 2002, to an index of selected companies and the Standard & Poor's ("S&P") 500 Index for the comparable period. The index of selected comparable companies was comprised of Affiliated Managers Group, Inc., Alliance Capital Management Holding L.P., BKF Capital Group Inc., BlackRock, Inc., Eaton Vance Corp., Federated Investors, Inc., Franklin Resources, Inc., Gabelli Asset Management, Inc., Legg Mason, Inc., Neuberger Berman Inc., Nuveen Investments, Inc., Sceptre Investment Counsel Ltd., T. Rowe Price Group, Inc., U.S. Global Investors, Inc., Waddell & Reed Financial, Inc. and Westwood Holdings Group, Inc. During the year prior to the initial announcement of Mr. Sosnoff's preliminary proposal on December 6, 2002, the closing price of a Share ranged from $6.75 to $12.35. Over this one-year period, the Common Stock provided a return of 1.5%, while the index of selected comparable companies provided a return of negative 12.4% and the S&P 500 Index provided a return of negative 22.5%. As such, the Company out performed the index of comparable companies over this period by 13.9% and out performed the S&P 500 Index over this period by 24.0%.


     The following table summarizes the relationship of the Offer Price to the historical price of a Share with respect to the one year prior to the initial announcement of Mr. Sosnoff's preliminary proposal on December 6, 2002, as well as the corresponding premium of the Offer Price to each of these price statistics:


                       PRIOR TO DECEMBER 6, 2002
                       -------------------------
                          PRICE       % PREMIUM
                       -----------   ----------
   Offer Price           $ 13.95         NA
   1 Day                 $ 10.25         36.1%
   6-Month Average       $  9.59         45.5%
   1-Year Average        $ 10.27         35.8%
   3-Year Average        $ 10.23         36.4%
   1-Year High           $ 12.35         13.0%
   1-Year Low            $  6.75        106.7%

     Blackstone noted that the offer price of $13.95 per Share for the Company represented a 36.1% premium to the closing stock price as of December 5, 2002, the date immediately prior to announcement of Mr. Sosnoff's preliminary proposal, and 36.4% premium to the average closing stock price of the Company over the three-year period ending December 5, 2002.


     Asset Management Business.


     Public Market Valuation Analysis for the Asset Management Business. In order to assess how the public market values shares of non-controlled, fully distributed publicly traded companies with similar operating characteristics as the Company, Blackstone reviewed and compared certain financial information relating to the Company with selected companies that Blackstone deemed comparable to the Company. These companies consisted of:

Affiliated Managers Group, Inc.              Legg Mason, Inc.

Alliance Capital Management Holding L.P.     Neuberger Berman Inc.

BKF Capital Group Inc.                       Nuveen Investments, Inc.

BlackRock, Inc.                              Sceptre Investment Counsel Ltd.

Eaton Vance Corp.                            T. Rowe Price Group, Inc.

Federated Investors, Inc.                    U.S. Global Investors, Inc.

Franklin Resources, Inc.                     Waddell & Reed Financial, Inc.

Gabelli Asset Management, Inc.               Westwood Holdings Group, Inc.

     Blackstone calculated and compared various financial multiples and ratios based on information it obtained from SEC filings, publicly available research reports and the Institutional Brokers Estimate System ("IBES"). The multiples for each of the selected companies were based on the most recent SEC filings, publicly available research reports, IBES reports and closing prices on June 6, 2003. The results of the analyses are summarized below:



                          SELECTED COMPANIES
                                                             RANGE
                                                        ---------------
   ASSETS UNDER MANAGEMENT / TOTAL ENTERPRISE VALUE     0.8% -- 4.5%
   TOTAL ENTERPRISE VALUE AS A MULTIPLE OF: (1)

    Revenues
      LTM(2)                                            0.9x -- 7.0x
      2003E                                             3.3x -- 6.6x

    EBITDA(3)
      LTM                                               6.1x -- 18.6x
      2003E                                             8.5x -- 18.6x

   EQUITY VALUE AS A MULTIPLE OF:
    Pre-Tax Income(4)
      LTM                                               9.5x -- 19.7x
      2003E                                             8.9x -- 19.6x

    Net Income
      LTM                                               15.1x -- 28.5x
      2003E                                             14.3x -- 27.0x

   (1) Total enterprise value ("TEV") means the market value of common equity plus the book value of net debt, preferred equity and minority interests.

   (2) LTM means the latest twelve months ending for the Company and for other comparable companies based upon the most recent SEC filings and publicly available information.

   (3) EBITDA means earnings before interest, taxes, depreciation and amortization.

   (4)   Pre-Tax Income means earnings before taxes.

     Based on these analyses, Blackstone determined that the implied equity value per Share of the Asset Management Business ranged from approximately $1.95 to $3.05 per Share.

     Select Precedent Transactions Analysis for the Asset Management Business. Blackstone reviewed and compared the purchase price and multiples in selected business combination transactions in the asset management industry deemed relevant by Blackstone to arriving at its opinion. Blackstone chose the transactions used in the analysis based on the similarity of the target companies in the transactions to the Company in the mix and characteristics of their business, growth, returns and margins. The transactions consisted of the following, with the dates they were announced:

    o Bank of Montreal / myCFO Inc. (September 27, 2002)

    o Northern Trust Corp. / Deutsche Bank AG Passive Asset Management (September 27, 2002)

    o Nuveen Investments / NWQ Investment Management Co. (May 29, 2002)

    o Bank of Ireland Asset Management / Iridian Asset Management LLC (May 15,
      2002)

    o Independent Community Bankshares, Inc. / Gilkison Patterson Investment Advisors (April 12, 2002)

    o First Republic Bank Corp. / Starbuck Tisdale & Associates (December 17,
      2001)

    o Deutsche Bank AG / Zurich Scudder Investments Inc (September 24, 2001)

    o Eaton Vance Corp. / Atlanta Capital Management Co. (August 2, 2001)

    o Eaton Vance Corp. / Fox Asset Management Inc. (July 26, 2001)

    o EnvestNet Group Inc. / Portfolio Management Consultants, Inc. (July 12,
      2001)

    o Oppenheimer Acquisition Corp. / Tremont Advisors Inc. (July 10, 2001)

    o UBS Asset Management (UBS AG) / RT Capital Management (June 20, 2001)

    o John Nuveen Co. / Symphony Asset Management LLC (June 18, 2001)

    o Waddell & Reed Financial Inc. / MacKenzie Investment Management, Inc. (May 29, 2002)

    o FleetBoston Financial Corp. / Liberty Financial Companies (June 5, 2001)

    o Legg Mason / Private Capital Management L.P. (May 29, 2001)

    o AMVESCAP plc / Pell Rudman & Co. (April 27, 2001)

    o Investor Group / Parametric Portfolio Associates (April 18, 2001)

    o Boston Private Financial Holdings Inc. / E.R. Taylor Investments Inc. (February 28, 2001)

    o Investors Group Inc. / Mackenzie Financial Corp. (January 29, 2001)

    o State Street Corp. / Bel Air Investment Advisors LLC (December 7, 2000)

    o Neuberger Berman Inc. / Delta Capital Management (October 31, 2000)

    o Franklin Resources Inc. / Fiduciary Trust Co. Int. (October 25, 2000)

    o ABN AMRO NV / Alleghany Asset Management (October 19, 2000)

    o Pinnacle Global Group Inc. / Cummer/Moyers Securities Inc. (October 3,
      2000)

    o Phoenix Home Life Mutual / Phoenix Inv. Partners, Ltd. (September 11,
      2000)

    o Alliance Capital Management L.P. / Sanford C. Bernstein Co. Inc. (June 20, 2000)

    o Caisse des Depots Group / Nvest L.P. (June 16, 2000)

    o Boston Private Financial Holdings Inc. / Sand Hill Advisors Inc. (June 12, 2000)

    o UniCredito Italiano SpA / Pioneer Group -- Global Inv. Mgmt. (May 15,
      2000)

    o AMVESCAP plc / Trimark Financial Corp. (May 8, 2000)

    o Northern Trust Corp. / Carl Domino Associates LP (March 17, 2000)

    o ReliaStar Financial Corp. / Lexington Global Asset Mgrs. (March 1, 2000)

    o Waddell & Reed Financial Inc. / Legend Group (February 28, 2000)

    o Charles Schwab / U.S. Trust (January 13, 2000)

     Blackstone considered the implied equity purchase price as a multiple of the LTM pre-tax income, the LTM net income, the current fiscal year estimated net income and the next fiscal year estimated net income. In addition, Blackstone considered the assets under management as a percentage of the implied TEV purchase price and the implied TEV purchase price as a multiple of the LTM revenue and the LTM EBITDA. The Blackstone analysis indicated the following:



                         SELECTED PRECEDENT TRANSACTIONS

                      METRIC                             RANGE
                      ------                             -----
   ASSETS UNDER MANAGEMENT / TOTAL EQUITY VALUE     0.2% -- 10.7%
   TEV PURCHASE PRICE AS A MULTIPLE OF:

    Revenues
      LTM                                           0.4x -- 3.2x
    EBITDA
      LTM                                           7.7x -- 20.7x

   EQUITY PURCHASE PRICE AS A MULTIPLE OF:

    Pre-Tax Income
      LTM                                           6.6x -- 26.7x

    Net Income
      LTM                                           11.0x -- 41.6x
      Current Fiscal Year                           14.4x -- 38.1x
      Next Fiscal Year                              15.7x -- 24.9x

     Based on these analyses, Blackstone determined that the implied equity value per Share of the Asset Management Business ranged from approximately $2.15 to $3.10 per Share.


     Discounted Cash Flow Analysis for the Asset Management Business. Blackstone performed a discounted cash flow analysis, which is an analysis of the present value of projected cash flows using discount rates and forward earnings multiples, to determine the indicative range of present values per Share of the Asset Management Business based on projections provided by the Company for the years 2003 through 2007 (the "Management Case"). Blackstone also analyzed an additional case (the "Blackstone Case") pursuant to which the assumptions underlying the Management Case were adjusted to reflect greater market appreciation, sustainable asset management fee scales, and certain cost reductions/controls. In each case, the range was determined by adding (i) the present values of the estimated future unlevered free cash flows that the Company could generate over the five-year period 2003 to 2007 with respect to the Asset Management Business, and (ii) the present value of the Asset Management Business' "terminal value" at the end of year 2007. The Asset Management Business' terminal value at the end of the period was determined by applying a range of LTM EBITDA exit multiples to estimated 2007 EBITDA. Blackstone used a LTM EBITDA multiple range of 7.5x to 8.5x and a weighted average cost of capital of 11.0% to 13.0% to discount the unlevered free cash flows and the terminal value back to present value for both the Management and the Blackstone Cases. The discounted cash flow analysis resulted in an equity value for the Asset Management Business of the Company of $0.30 to $0.37 per Share under the Management Case and $2.25 to $2.68 per Share under the Blackstone Case. Based on a weighting of 75% for the Blackstone Case and 25% for the Management Case, Blackstone determined that the implied equity value per Share of the Asset Management Business ranged from approximately $1.76 to $2.10 per Share. Blackstone used discount rates in this analysis that are commonly used by financial advisors in conducting similar discounted cash flow analyses of organizations comparable to the Company.


     Third-Party Sale Value for the Asset Management Business. Blackstone also analyzed the potential value of the Asset Management Business in a sale to a strategic buyer assuming that an acquiror could achieve greater EBITDA margins on the revenues generated by the Company through elimination of certain costs and expenses. In this analysis Blackstone assumed a range of EBITDA purchase price multiples of 7.5x to 8.5x and a range of EBITDA margins of 15% to 20% representing the effective margin for the Asset Management Business if the Company and the potential acquiror were to share the value of the synergies generated between each other. Blackstone did not suggest that any particular third party sale could be necessarily consummated on the same terms. Based on these analyses, Blackstone determined that the implied equity value per Share of the Asset Management Business ranged from approximately $2.00 to $2.75 per Share.

     Indicative Value for the Asset Management Business. Based on the above methodologies, Blackstone determined that the implied indicative equity value per Share of the Asset Management Business ranged from approximately $2.00 to $2.75 per Share. A summary of the valuation of the Asset Management Business is presented below:


                SUMMARY VALUATION OF ASSET MANAGEMENT BUSINESS

METHODOLOGY                                  RANGE
-----------                                  -----
   Public-Market Valuation Analysis     $1.95 -- $3.05

   Precedent Transactions Analysis      $2.15 -- $3.10

   Discounted Cash Flow Analysis        $1.76 -- $2.10

   Third-Party Sale Analysis            $2.05 -- $2.75
                                        ---------------

    INDICATE REFERENCE RANGE            $2.00 -- $2.75

     Indicative Value for the Company. Based on the above analysis, Blackstone determined that the implied indicative equity value per Share for the Company ranged from approximately $13.35 to $14.10 per Share representing $11.35 per Share for the Company's investment capital and other balance sheet net assets and a range of $2.00 to $2.75 per Share for the Company's Asset Management Business.

     Blackstone performed a variety of financial and comparative analyses solely for the purpose of providing its opinion to the Special Committee that the consideration to be received by the holders of Shares (other than Purchaser, Mr. Sosnoff and their affiliates) in exchange for each of their Shares pursuant to the Offer and Merger was fair from a financial point of view to such holders. The summary of these analyses is not a complete description of the analyses performed by Blackstone. Preparing a fairness opinion is a complex analytic process and is not readily susceptible to partial analysis or summary description. Blackstone believes that its analyses must be considered as a whole. Selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses and its opinion.

     In its analyses, Blackstone made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. The estimates contained in these analyses and the valuation ranges resulting from any particular analysis do not necessarily indicate actual values or predict future results or values, which may be significantly more or less favorable than those suggested by these analyses. In addition, analyses and estimates relating to the value of the businesses or securities are not appraisals and do not reflect the prices at which the businesses or securities may actually be sold or the prices at which their securities may trade. As a result, these analyses and estimates are inherently subject to substantial uncertainty. No company or transaction used in the analysis as a comparison is identical to the Company or the contemplated transaction.

     Blackstone's opinion and financial analyses were not the only factors considered by the Special Committee and the Board in making their evaluation of the Offer and Merger and should not be viewed as determinative of the views of the Special Committee, the Board or the Company's management. See "Special Factors -- Recommendation of the Special Committee and the Board; Fairness of the Offer and Merger."

     The opinion of Blackstone was not intended to and does not constitute a recommendation to any holder of the Shares as to whether such holder should tender such holder's Shares in the tender offer.

     Under the terms of the Engagement Letter, the Company has agreed to pay Blackstone certain fees and to reimburse Blackstone for certain expenses. See "The Offer -- Section 13. Fees and Expenses."

     Blackstone is an internationally recognized investment banking firm and is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for real estate, corporate and other purposes. Blackstone was selected to act as investment banker to the Special Committee because of its expertise and its reputation in investment banking and mergers and acquisitions.


POSITION OF PURCHASER AND MR. SOSNOFF REGARDING THE FAIRNESS OF THE OFFER AND MERGER

     The rules of the SEC require Mr. Sosnoff and Purchaser to express their reasonable belief as to the fairness of the Offer and Merger to the Company's public stockholders.

     Although neither Purchaser nor Mr. Sosnoff has engaged a financial advisor to perform any valuation analysis for the purposes of assessing, or delivering an opinion with respect to, the fairness of the Offer and Merger to stockholders of the Company (other than Purchaser, Mr. Sosnoff and their affiliates), they reasonably believe that the Offer and Merger is substantively and procedurally fair to the public stockholders of the Company. Purchaser's and Mr. Sosnoff's reasonable belief that the Offer and Merger are procedurally and substantively fair, however, should not be construed as a recommendation to whether a stockholder should tender its Shares. Purchaser and Mr. Sosnoff believe this conclusion is supported by the factors described above in "Special Factors -- Recommendation of the Special Committee and the Board; Fairness of the Offer and Merger" and the other following factors:

    o the conclusions and recommendations of the Special Committee and the Board that each of the Offer and Merger is fair to and in the best interests of the Company's stockholders (other than Purchaser, Mr. Sosnoff and their affiliates); and

    o the fact that the Merger Agreement permits a change in the recommendation of the Special Committee and the Board if necessary to comply with their fiduciary duties to stockholders.

     In view of the number and wide variety of factors considered in connection with making a determination as to the fairness of the Offer and Merger to the Company's public stockholders, and the complexity of these matters, neither Purchaser nor Mr. Sosnoff found it practicable to, nor did they attempt to, quantify, rank or otherwise assign relative weights to the specific factors they considered. Moreover, neither Purchaser nor Mr. Sosnoff have undertaken to make any specific determination to assign any particular weight to any single factor, but have conducted an overall analysis of the factors described above.

     The foregoing discussion of the information and factors considered by Purchaser and Mr. Sosnoff is not intended to be exhaustive but is believed to include all material factors considered by Purchaser and Mr. Sosnoff.


THE MERGER; PLANS FOR THE COMPANY AFTER THE OFFER AND MERGER; CERTAIN EFFECTS OF THE OFFER AND MERGER

     The Merger. If, pursuant to the Offer, Purchaser acquires Shares which, together with Shares beneficially owned by Mr. Sosnoff, constitute at least 90% of the outstanding Shares (and, thus, satisfies the Minimum Condition), Mr. Sosnoff will transfer the Shares owned by him to Purchaser in order to permit Purchaser to consummate a "short-form" merger pursuant to Section 253 of the DGCL as promptly as practicable following successful completion of the Offer.
Section 253 of the DGCL provides that if Purchaser owns at least 90% of the outstanding Shares, Purchaser may merge the Company into itself by executing, acknowledging and filing, in accordance with Section 103 of the DGCL, a certificate of such ownership and merger setting forth a copy of the resolution of Purchaser's board of directors to so merge (including a statement of the terms and conditions of the merger and the consideration to be paid upon surrender of Shares not owned by Purchaser) and the date of its adoption. Under
Section 253 of the DGCL, such a merger of the Company with Purchaser would not require the approval or any other action on the part of, or any notice to, the Board or the stockholders of the Company. Therefore, if at least 90% of the outstanding Shares are acquired pursuant to the Offer or otherwise, Purchaser will be able to, and intends to, effect the Merger without meeting or vote of the Board or the Company's stockholders. As a practical matter, unless the Minimum Condition is waived (which would require the prior written consent of the Special

Committee), upon the successful completion of the Offer, Purchase will be able to (and is required to) effect the short-form merger described above.

     If, after the Offer is completed but prior to consummation of the Merger, the aggregate ownership by Purchaser of the outstanding Shares should fall below 90% for any reason, Purchaser and Mr. Sosnoff may decide to acquire additional Shares on the open market or in privately negotiated transactions to the extent required for such ownership to equal or exceed 90%. Any such purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than or the same as the Offer Price.

     Alternatively, whether or not the Offer is consummated, Purchaser and Mr. Sosnoff might seek to effect a merger of the Company with Purchaser (or another entity controlled by Mr. Sosnoff) pursuant to Section 251 of the DGCL. Under the Company's Certificate of Incorporation and the DGCL, approval of the Board and a vote of at least a majority of the outstanding Shares of the Company entitled to vote thereon would be required to approve such a merger. Even if the Minimum Condition is not satisfied, Mr. Sosnoff presently has a sufficient number of votes to effect the stockholder approval of a merger pursuant to
Section 251 of the DGCL, which approval could be effected by a vote at a meeting of stockholders or by written consent. Approval of such a merger would nonetheless also require the approval of the Board.

     THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR CONSENTS. ANY SUCH SOLICITATION WHICH PURCHASER OR MR. SOSNOFF MIGHT MAKE WILL BE MADE PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE EXCHANGE ACT.

     Plans for the Company after the Offer and Merger. Following the Offer and Merger, Mr. Sosnoff may undertake a reorganization of the Surviving Corporation and its subsidiaries to, among other things, (i) create a more tax-efficient corporate structure in light of his ownership of 100% of the Surviving Corporation, (ii) make ASCC Corp. ("ASCC"), currently an indirect subsidiary of the Company, a direct subsidiary of the Surviving Corporation, and (iii) facilitate the granting of an interest in the profits and losses in Atalanta/Sosnoff Capital Corporation (Delaware) ("Atalanta/Sosnoff Capital") and Atalanta/Sosnoff Management Corporation ("Atalanta/Sosnoff Management"), the two operating subsidiaries of the Company, to Mr. Steinberg as described below.

     The reorganization may include the merger of one or more of the subsidiaries of the Surviving Corporation with and into newly formed limited liability companies, with the limited liability companies expected to be the surviving companies. If one or more of these mergers is consummated, Mr. Sosnoff (though his ownership of 100% of the Surviving Corporation) is expected to continue to own, directly or indirectly, 100% of the issued and outstanding equity interests of each of the subsidiaries of the Surviving Company, other than the profits interest expected to be issued to Mr. Steinberg described in the following paragraph.

     Mr. Steinberg is also currently expected to receive a significant minority interest in the Asset Management Business following the Offer and Merger. In very general terms, this interest is expected to entitle Mr. Steinberg to receive a portion of the future profits and losses of such Asset Management Business and future appreciation in the fair market value of such Asset Management Business. Mr. Steinberg is not expected to share in the profits and losses of the investment portfolio of the Surviving Corporation and its subsidiaries. Mr. Steinberg may also serve on the board of directors (or similar governing body) of Atalanta/Sosnoff Capital (or its successor) and may have consent rights over certain fundamental company actions.

     Except as otherwise described in the preceding paragraphs or otherwise in this Offer to Purchase, neither Purchaser nor Mr. Sosnoff has any current plans or proposals or negotiations which relate to or would result in: (i) an extraordinary corporate transaction, such as a merger (other than the Merger), reorganization or liquidation involving the Company; (ii) any purchase, sale or transfer of a material amount of assets of the Company (other than purchases, sales or transfers of the investment portfolio of the Company and its subsidiaries); (iii) any change in the management of the Company or any change in any material term of the employment contract of any executive officer; or
(iv) any other
material change in the Company's business. As discussed above, after the Merger, the directors of the Company (other than Mr. Sosnoff and Mr. Steinberg) will resign and terminate their relationship with the Company and its subsidiaries.

     Nevertheless, Purchaser and Mr. Sosnoff expect to continue to review the Company's and its subsidiaries' assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following the Offer and Merger in order to best organize and integrate the activities of the Company and its subsidiaries. In particular, Purchaser and Mr. Sosnoff expressly reserve the right to make any changes that they deem necessary or appropriate in light of their review or in light of future developments, which may include modifying or abandoning some or all of the reorganization described above.

     Certain Effects of the Offer. As a result of the Offer, the direct and indirect interest of Purchaser and Mr. Sosnoff in the Company's net book value and net earnings or loss will increase to the extent of the number of Shares acquired under the Offer. Except as described in this Offer to Purchase, following consummation of the Merger, Purchaser's and Mr. Sosnoff's direct or indirect interest in such items will increase to 100% and Purchaser and Mr. Sosnoff will be entitled to all benefits resulting from that interest, including all income generated by the Company's operations and any future increase in the Company's value. Similarly, Purchaser and Mr. Sosnoff will also bear the risk of losses generated by the Company's operations and any decrease in the value of the Company after the Merger. Upon consummation of the Merger, the Company will become a privately held corporation. Accordingly, except as described in this Offer to Purchase, former stockholders will not have the opportunity to participate in the earnings and growth of the Company after the Merger and will not have any right to vote on corporate matters. Similarly, except as described in this Offer to Purchase, former stockholders will not face the risk of losses generated by the Company's operations or decrease in the value of the Company after the Merger. Based on the Company's results for the fiscal year ended December 31, 2002, upon the completion of the Merger, Purchaser's and Mr. Sosnoff's beneficial interest in the Company's net book value, net loss and operating income would have increased from approximately 81% to 100% or by approximately $18 million, ($0.409 million) and $0.206 million, respectively.

     Purchaser and Mr. Sosnoff believe that the employees of the Company are an essential asset to the business and operations of the Company and its subsidiaries. Purchaser and Mr. Sosnoff understand that continuing retention incentives will be necessary to encourage employees to remain with the Company and its subsidiaries following the successful completion of the Offer and Merger.

THE MERGER AGREEMENT AND TENDER AGREEMENTS

     The Merger Agreement. The foregoing is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference. A copy of the Merger Agreement has been filed by Purchaser and Mr. Sosnoff, pursuant to Rule 14d-3 under the Exchange Act, as exhibit (d)(i) to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in "The Offer -- Section 8. Certain Information Concerning the Company." Capitalized terms not otherwise defined in the following summary have the meanings given such terms in the Merger Agreement.

     The Offer. The Merger Agreement provides for the making of the Offer. The Merger Agreement provides that Purchaser and Mr. Sosnoff will commence the Offer as promptly as practicable, but in no event later than five business days from the public announcement by Purchaser and the Company of the execution of the Merger Agreement. Subject to applicable SEC regulations, Purchaser (i) will not be required to purchase, (ii) may delay the payment for, and (iii) may terminate the Offer as to any Shares not already paid for if any of the events described in "The Offer -- Section 11. Conditions to the Offer" occur at any time on or after June 13, 2003 and immediately prior to the Expiration Date.

     Although Purchaser has expressly reserved the right to amend or make changes in the terms and conditions of the Offer, Purchaser agreed in the Merger Agreement that it will not, without prior written consent of the Company (including the prior written consent of the Special Committee): (i) decrease the Offer Price or change the form of the consideration payable in the Offer; (ii) waive or modify the Minimum Condition;
(iii) decrease the number of Shares sought in the Offer; (iii) impose any additional conditions to the Offer from those described below in "The Offer --
Section 11. Conditions to the Offer," or (iv) otherwise amend the Offer in a manner that would adversely affect holders of Shares. The Company has agreed that no Shares owned by the Company for its account will be tendered pursuant to the Offer.

     The "Initial Expiration Date" of the Offer will be Midnight on July 11, 2003. Notwithstanding anything in the Merger Agreement to the contrary, without the consent of the Company, Purchaser and Mr. Sosnoff have the right to extend the Offer beyond the Initial Expiration Date in the following events: (i) from time to time if, at the Initial Expiration Date (or an extended expiration date of the Offer, if applicable), any of the conditions to the Offer have not been satisfied or waived; (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable Law (as defined in the Merger Agreement) or (iii) pursuant to an amendment to the Offer providing for a "subsequent offering period" to the extent permitted under, and in compliance with, Rule 14d-11 under the Exchange Act. Notwithstanding the foregoing, if any of the conditions to the Offer are not satisfied or, if applicable, waived on any scheduled expiration date of the Offer, Purchaser and Mr. Sosnoff will be required to extend the Offer for a period of 10 business days and, if at the end of such 10 business day period all of the conditions to the Offer are still not satisfied or, if applicable, waived, an additional period of 10 business days. Purchaser and Mr. Sosnoff may not, without the consent of the Company (including the prior written consent of the Special Committee), extend the Offer beyond August 22, 2003.

     Recommendation. Each of the Special Committee and the Board, at meetings duly called and held, has (i) determined that each of the Offer and the Merger is fair to and in the best interests of the Company's stockholders (other than Purchaser, Mr. Sosnoff and their affiliates); (ii) approved the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Offer and Merger; and (iii) resolved to recommend that the Company's stockholders accept the Offer and tender their Shares pursuant thereto. However, this recommendation may be withdrawn or modified to the extent that the Board, based on the recommendation of the Special Committee, determines in good faith, after receiving advice of outside counsel, that such recommendation would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, at the Effective Time (as defined below), Purchaser will be merged with and into the Company. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article 7 of the Merger Agreement, as described below in "The Offer -- Section 11. Conditions to the Offer," (or on such other date as the parties to the Merger Agreement agree to in writing), Purchaser and the Company will cause the Merger to be consummated by filing a certificate of ownership and merger (the "Merger Certificate") with the Secretary of State of the State of Delaware in accordance with the DGCL. The filing of the Merger Certificate or such later time as may be agreed to by the parties to the Merger Agreement and set forth in the Merger Certificate will be the "Effective Time" of the Merger.

     As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will be the Surviving Corporation, with all of its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger. The certificate of incorporation and bylaws of the Company as in effect immediately prior to the Effective Time will be the certificate of incorporation and bylaws of the Surviving Corporation, until thereafter amended as provided by law and such certificate of incorporation and bylaws. Other than Mr. Sosnoff, the individuals serving as directors of the Company at the Effective Time will cease to be the directors of the Surviving Corporation from and after the Effective Time, although Mr. Steinberg is expected to serve in a similar capacity with one or more of the Surviving Corporation's subsidiaries. The individuals serving as officers of the Company and its subsidiaries at the Effective Time are expected to continue to serve in such capacities from and after the Effective Time with one or more of the Surviving Corporation's subsidiaries.

     At the Effective Time, (i) each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Purchaser or by holders exercising dissenters' rights, as described below in "Special Factors -- Appraisal Rights," and Shares to be cancelled as provided in (ii) below) will be converted into the right to receive the Merger Consideration; (ii) each Share held in the treasury of the Company or owned by Purchaser or any direct or indirect wholly owned subsidiary of Purchaser or the Company immediately prior to the Effective Time will be cancelled, and no payment or distribution will be made with respect to such Shares; and (iii) each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into one share of Common Stock of the Surviving Corporation.


     Agreements of Purchaser, Mr. Sosnoff and the Company. The Merger Agreement provides that if, as a result of the purchase of Shares pursuant to the Offer, Purchaser owns in the aggregate at least 90% of the Shares upon completion of the Offer, the parties will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after satisfaction or waiver of the conditions to the Merger set forth in Article 7 of the Merger Agreement, as described below in "The Offer -- Section 11. Conditions to the Offer," without prior notice to, or any other action by, any other stockholder in accordance with Section 253 of the DGCL. Such method is referred to herein as a "Short-Form Merger."


     Certain Covenants. The Company and Purchaser and Mr. Sosnoff have agreed to give prompt notice to the other party of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause (A) any representation or warranty contained in the Merger Agreement to be untrue or inaccurate or (B) any covenant, condition or agreement contained in the Merger Agreement not to be complied with or satisfied and; (ii) any failure of the Company or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement under the Merger Agreement.


     From and after the Effective Time, Purchaser and Mr. Sosnoff will, and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers immediately prior to the Effective Time (the "Indemnified Parties"), and any provisions of the Company's Certificate of Incorporation or By-laws, subject to applicable Law. The parties to the Merger Agreement have agreed that the certificate of incorporation and bylaws of the Surviving Corporation will contain the provisions relating to the exculpation and indemnification that are comparable to the provisions contained in the Certificate of Incorporation and By-laws of the Company, as in effect on the date of the Merger Agreement, and that, for a period of six years after the Effective Time, such provisions will not be amended, repealed or otherwise modified in any way that would adversely affect the rights of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by applicable Law (as defined in the Merger Agreement).


     For a period of three years after the Effective Time, Purchaser and Mr. Sosnoff will cause, or will cause the Surviving Corporation to, be maintained in effect for the benefit of the Company's current directors and officers liability insurance covering those persons who are covered by the Company's directors' and officers' liability insurance policy as of the date the Merger Agreement on terms comparable to such policy for a period of three years; provided, however, that the Surviving Corporation has no obligation to provide or maintain levels of coverage in excess of those to which directors and officers of the Company are at the time entitled.


     For six years after the Effective Time, the Surviving Corporation will indemnify and hold harmless the Indemnified Parties to the fullest extent permitted under applicable Law, with respect to all actions or omissions by them prior to the Effective Time in their capacities as officers or directors of the Company or any of its subsidiaries (including with respect to all acts or omissions by them in their capacities as officers or directors of the Company or any of its subsidiaries in connection with the adoption and approval of this Merger Agreement and the transactions contemplated hereby). In the event any claim in respect of which indemnification is available pursuant to the foregoing provisions is asserted or made within such six-year period, all rights to indemnification will continue until such claim is disposed of or all judgments, orders, decrees or other rulings in connection with such claim are duly satisfied.


     Representations and Warranties. The Merger Agreement contains certain limited representations and warranties of the parties thereto including representations by the Company with respect to, among other things: authority relative to the Merger Agreement; brokers; opinion of financial advisor, and state takeover statutes. Certain representations and warranties in the Merger Agreement are qualified as to "materiality."


     The Merger Agreement contains certain representations by Purchaser and, as applicable, Mr. Sosnoff with respect to, among other things, its organization and qualification, its or his authority relative to the Merger Agreement; financing; the operations of Purchaser; and brokers.


     Conditions to the Merger. The Merger Agreement provides that the obligations of Purchaser and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

    o no Governmental Entity has enacted, issued, promulgated, enforced or entered any Order that is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; and

    o Purchaser has purchased Shares pursuant to the Offer.


     Termination. The Merger Agreement may be terminated and the Offer and Merger may be abandoned at any time prior to the Effective Time,

    o by the Company (expressed in a resolution adopted by both the Special Committee and the Board) and Mr. Sosnoff (on behalf of himself and Purchaser);

    o by either Mr. Sosnoff (on behalf of himself and Purchaser) or the Company (expressed in a resolution adopted by both the Special Committee and the Board), if any Governmental Entity has enacted, issued, promulgated, enforced or entered any Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger;

    o by Mr. Sosnoff (on behalf of himself and Purchaser), if the Special Committee fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the Merger Agreement and that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer within three (3) calendar days after Mr. Sosnoff and Purchaser request in writing that such recommendation be reaffirmed;

    o by either Mr. Sosnoff (on behalf of himself and Purchaser) or the Company (expressed in a resolution adopted by the Special Committee), if as a result of any of the conditions to the Offer being incapable of being satisfied (a) Purchaser and Mr. Sosnoff have failed to commence the Offer within five business days following the date of the Merger Agreement or (b) the Offer has expired without any Shares being purchased pursuant thereto; provided, however, that the right to terminate the Merger Agreement pursuant to the foregoing shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement or the Offer has been the cause of, or resulted in, the failure of the Shares to have been purchased pursuant to the Offer;

    o by either Mr. Sosnoff (on behalf of himself and Purchaser) or the Company (expressed in a resolution adopted by both the Special Committee and the Board), if the Offer has not been consummated on or before September 30, 2003; provided, however, that the right to terminate this Merger Agreement pursuant to the foregoing shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement or the Offer has been the cause of, or resulted in, the failure of the Offer to have been consummated by such date;

    o by the Company (expressed in a resolution adopted by both the Special Committee and the Board), (a) if the Purchaser and Mr. Sosnoff materially breach any of their covenants, obligations or other agreements under the Merger Agreement, or (b) if the representations and warranties of the Purchaser and Mr. Sosnoff set forth in the Merger Agreement are not true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at and as of June 10, 2003 and as of the expiration of the date of termination of the Merger Agreement (except to the extent expressly made as of an earlier date, in which case as of such date) except where the failure to be so true and correct, individually or in the aggregate would not reasonably be expected to materially delay or prevent the commencement of the Offer or otherwise materially impair the ability of Purchaser and Mr. Sosnoff to fulfill their obligations in respect of the Offer; provided, further that the breach of the covenant, obligation, agreement, representation or warranty is incapable of being or has not been cured by Purchaser and Mr. Sosnoff prior to or on the date which is 10 business days immediately following written notice by the Company to Purchaser and Mr. Sosnoff of such breach or failure to perform; or

    o by Mr. Sosnoff (on behalf of himself and Purchaser), (a) if the Company has materially breached any of its respective covenants, obligations or other agreements under the Merger Agreement, or (b) if the representations and warranties of the Company set forth in the Merger Agreement are not true and correct (without giving effect to any limitation as to "materiality" set forth therein) at and as of June 10, 2003 and as of the expiration of the date of termination of this Merger Agreement (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure to be so true and correct, individually or in the aggregate would not reasonably be expected to have, a Company Material Adverse Effect; provided, further that the breach of the covenant, obligation, agreement, representation or warranty is incapable of being or has not been cured by the Company prior to or on the date which is 10 business days immediately following written notice by Purchaser and Mr. Sosnoff to the Company of such breach or failure to perform.

     Fees and Expenses. Except as set forth in this Offer to Purchase, all expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the Offer, the Merger or any other transaction is consummated.

     Amendment and Waivers. To the fullest extent permitted by the DGCL, the Merger Agreement may be amended by the parties by action taken by or on behalf of their respective boards of directors or sole stockholders at any time prior to the Effective Time, provided that any such amendment on behalf of the Company must be approved by the Special Committee. The Merger Agreement may not be amended except by an instrument in writing signed by the parties thereto.

     At any time prior to the Effective Time, any party to the Merger Agreement may (i) extend the time for the performance of any obligation or other act of another party to the Merger Agreement, (ii) waive any inaccuracy in the representations and warranties of another party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and
(iii) waive compliance with any agreement of another party or condition to its own obligations contained in the Merger Agreement, provided that, if the Company seeks to make such extension or waiver as provided in clause (i), (ii) or (iii) above, it must first obtain the approval of the Special Committee. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     Tender Agreements. The following is a summary of certain provisions of the Stockholder Tender Agreements dated as of June 10, 2003 by and among Purchaser and Mr. Sosnoff and each of Mr. Steinberg and William M. Knobler (each referred to as a "Tendering Stockholder" and collectively as the "Tendering Stockholders"). The Tendering Stockholders are executive officers, and in the case of Mr. Steinberg also a director, of the Company and have voting and dispositive power with respect to an aggregate of 643,108 Shares on a fully-diluted basis (the "Subject Shares") representing approximately 7% of the Shares outstanding on a fully-diluted basis on the date of the Merger

Agreement. The summary is qualified in its entirety by reference to the Tender Agreements, which are incorporated herein by reference and copies of which have been filed with the SEC as exhibits to the Schedule TO.

     As a condition to the willingness of Purchaser and Mr. Sosnoff to enter into the Merger Agreement, and as inducement and in consideration therefor, each Tendering Stockholder has entered into a Tender Agreement.

     Each Tendering Stockholder has also agreed that unless the Tender Agreement is terminated as stated below, (i) each Tendering Stockholder will tender the Subject Shares to Purchaser in the Offer as promptly as practicable, and in any event no later than the tenth Business Day following the commencement of the Offer, and (ii) each Tendering Stockholder will not withdraw any Subject Shares tendered unless the Offer is terminated or has expired without Purchaser purchasing all Shares validly tendered in the Offer. Each Tendering Stockholder has acknowledged and agreed that Purchaser and Mr. Sosnoff's obligation to accept for payment Shares in the Offer, including any Shares tendered by the Tendering Stockholder, is subject to the terms and conditions of the Merger Agreement and the Offer.

     Each Tendering Stockholder has agreed that, prior to the termination of the Tender Agreement pursuant to its terms, it will not (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a "Transfer"), or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any or all of the Subject Shares, or (ii) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform their obligations under the Tender Agreements.

     Each Tendering Stockholder has agreed that it will not, nor will it permit any of its affiliates to, nor will such Tendering Stockholder act in concert with or permit any of its affiliates to act in concert with any person to make, or in any manner participate in, directly or indirectly, a "solicitation" of "proxies" (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any Shares in connection with any vote or other action on any matter, other than to recommend that stockholders of the Company accept the Offer and tender their Shares in the Offer and otherwise as expressly provided by the Tender Agreements. Each Tendering Stockholder has agreed that it will not, nor will it permit any of its affiliates to, nor will such Tendering Stockholder act in concert with or permit any of its affiliates to act in concert with any person to, deposit any Shares in a voting trust or subject any Shares to any arrangement or agreement with any person with respect to the voting of such Shares.

     Each Tendering Stockholder has made certain representations and warranties in the Tender Agreements, including with respect to (i) the authority to enter into and perform the obligations under the Tender Agreements, (ii) being the lawful owner of the Subject Shares and the absence of liens or any other encumbrances with regard to the Subject Shares, and (iii) the absence of required consents and statutory or contractual conflicts or violations.

     The Tender Agreements, and all rights and obligations of the parties thereto, will terminate upon the earliest to occur of (i) the mutual consent of Purchaser and Mr. Sosnoff and each individual Tendering Stockholder, (ii) the Effective Time, and (iii) the date of termination of the Merger Agreement in accordance with its terms. Termination of the Tender Agreements will not prevent any party thereunder from seeking any remedies (at law or in equity) against any other party hereto for such party's breach of any of the terms of the Stockholder Tender Agreements.

     Each Tendering Stockholder has entered into a Tender Agreement solely in his, her or its capacity as a record and beneficial owner of the Subject Shares, and, if applicable, nothing therein will limit or affect any actions taken in his, her or its capacity as an officer or director of the Company.

CONDUCT OF THE COMPANY'S BUSINESS IF THE OFFER IS NOT COMPLETED

     If the Offer is not completed because the Minimum Condition or another condition is not satisfied or, if applicable, waived, Purchaser and Mr. Sosnoff expect that the Company's current management will continue to operate the Company's business substantially as presently operated.

However, Mr. Sosnoff anticipates that if the Offer is not completed, he will continue to evaluate the current ownership structure of the Company and its status as a publicly traded company. In particular, Mr. Sosnoff may consider:

    o engaging in open market or privately negotiated purchases of Shares to increase his aggregate ownership of the Shares to at least 90% of the then outstanding Shares and then effecting a Short-Form Merger;

    o proposing that Purchaser and the Company enter into a merger agreement, which would require the approval of the Board and the vote of his Shares in favor of that merger;

    o keeping outstanding the public minority interest in the Company, in which case the public stockholders of the Company would receive no cash for their Shares and would bear the risk that the trading price per Share could decline to a price that is less than the Offer Price; or

    o engaging in a sale, merger or other similar transaction with a third party.

     If Mr. Sosnoff were to pursue any of these alternatives, it might take longer for the public stockholders of the Company to receive any consideration for their Shares (other than through sales in the open market or in private, negotiated sales) than if they had tendered their Shares in the Offer. Any such transaction may result in proceeds per Share to the public stockholders of the Company that are more or less than or the same as the Offer Price and which may or may not consist of cash.


APPRAISAL RIGHTS

     Under Section 262 of the DGCL, any holder of Shares at the Effective Time (a "Remaining Stockholder") who does not wish to accept the Merger Consideration pursuant to the Merger has the right to seek an appraisal and be paid the "fair value" of its Shares at the Effective Time (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to it in cash provided that such holder complies with the provisions of such Section 262 of the DGCL.

     The following is a brief summary of the statutory procedures to be followed by a Remaining Stockholder in order to dissent from the Merger and perfect appraisal rights under the DGCL. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is set forth in Annex A hereto. Any Remaining Stockholder considering demanding appraisal is advised to consult legal counsel. Dissenters' rights will not be available unless and until the Merger is consummated.

     Remaining Stockholders of record who desire to exercise their appraisal rights must fully satisfy all of the following conditions. A written demand for appraisal of Shares must be delivered to the Secretary of the Company within 20 days after the date that the Surviving Corporation mails to the Remaining Stockholders a notice (the "Notice of Merger") to the effect that the Merger has been approved and/or is effective and that appraisal rights are available (and includes in such notice a copy of Section 262 of the DGCL and any other information required thereby) if the Merger is being effected without a vote or meeting of the Company's stockholders either in a Short-Form Merger pursuant to
Section 253 of the DGCL or otherwise by stockholder written consent without a meeting of stockholders (both of which are referred to in this discussion as a "Short-Form Merger"). Any holder of Shares who votes or delivers a written consent in favor of the Merger Agreement, as the case may be, will lose appraisal rights under Section 262.

     In the case of a Short-Form Merger, a demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificates. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

     A record owner, such as a broker, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which the holder is the record owner. In such case the written demand must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights within 20 days following the mailing of the Notice of Merger in the case of a Short-Form Merger.

     Remaining Stockholders who elect to exercise appraisal rights must mail or deliver their written demands to the Secretary of the Company, at 101 Park Avenue, New York, NY 10178. The written demand for appraisal should specify the stockholder's name and mailing address, the number of Shares covered by the demand and that the stockholder is thereby demanding appraisal of such Shares. In the case of a long-form merger, the Company must, within ten days after the Effective Time, provide notice of the Effective Time to all stockholders who have complied with Section 262 of the DGCL and have not voted for approval and adoption of the Merger Agreement.

     Voting or consenting in favor of the approval and adoption of the Merger Agreement, or delivering a proxy in connection with the stockholders' meeting called to approve the Merger Agreement (unless the proxy votes against, or expressly abstains from the vote on, the approval and adoption of the Merger Agreement), will constitute a waiver of the stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the stockholder.


     Within 120 days after the Effective Time, either the Company or any Remaining Stockholder who has complied with the required conditions of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares of the dissenting stockholders. This petition must also be served on the Surviving Corporation. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the Shares owned by such stockholders, determining the fair value of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation
...." The Delaware Supreme Court has construed Section 262 of the DGCL to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." However, the court noted that
Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger."


     Remaining Stockholders who in the future consider seeking appraisal should have in mind that the fair value of their Shares determined under Section 262 of the DGCL could be more than, the same as, or less than the Merger Consideration if they do seek appraisal of their Shares, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.


     Any Remaining Stockholder who has duly demanded appraisal in compliance with Section 262 of the DGCL will not, after the Effective Time, be entitled to vote for any purpose the Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Time.


     At any time within 60 days after the Effective Time, any former holder of Shares has the right to withdraw his or her demand for appraisal and to accept the Merger Consideration. After this period, such holder may withdraw his or her demand for appraisal only with the consent of the Company as the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, stockholders' rights to appraisal will cease and all stockholders will be entitled to receive the Merger Consideration. Inasmuch as the Company has no obligation to file such a petition, and Purchaser has no present intention to cause or permit the Surviving Corporation to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.


     Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights.


     APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS IF THE MERGER IS CONSUMMATED. STOCKHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.


     STOCKHOLDERS WHO SELL SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE PRICE PAID IN THE OFFER THEREFOR.

BENEFICIAL OWNERSHIP OF THE SHARES

     The following table sets forth certain information regarding beneficial ownership of the Shares as of December 31, 2002 (unless otherwise noted), for
(i) each person who is known by the Company to be the beneficial owner of more than five percent of any class of the Shares, (ii) each director and each named executive officer of the Company and (iii) all directors and officers of the Company as a group. Unless otherwise indicated, Purchaser and Mr. Sosnoff believe, based on reports filed with the SEC and on information supplied by the Company, that the individuals listed each have sole voting and investment power with respect to such shares.




                                               NUMBER OF SHARES       PERCENTAGE OF SHARES
         NAME OF BENEFICIAL OWNER             BENEFICIALLY OWNED     BENEFICIALLY OWNED (1)
------------------------------------------    ------------------     ----------------------
Martin T. Sosnoff (2)                              7,000,000                  80.8%

Craig B. Steinberg (4)                               642,008                   7.4%

William M. Knobler (5)                                 1,100                     *

James D. Staub (3) (4)                               100,000                   1.2%

Ronald H. Menaker                                      2,000                     *

Thurston Twigg-Smith                                   1,000                     *

All Directors and Executive Officers as a
Group (9 persons)                                  7,746,108                  89.4%

----------
*     Less than 0.1% of Shares outstanding.

(1) Calculated on the basis of 8,664,715 Shares outstanding on a fully-diluted basis as of December 31, 2002, including stock options exercisable for 200,000 Shares issued to certain executive officers of the Company as described in this Offer to Purchase.

(2) For purposes of this Offer to Purchase, the amount reported includes 84,000 Shares owned by a private charitable foundation that is controlled by Mr. Sosnoff and his wife. On June 12, 2003, Mr. Sosnoff transferred 93,900 Shares to an educational institution as part of a pre-existing charitable giving commitment to such institution. These Shares are held in an account in the name of such educational institution over which the Company has discretionary investment authority. Accordingly, for purposes of this Offer to Purchase, the amount reported includes these 93,900 Shares.

(3) On the date hereof, or within 60 days after that date, the following individual has exercisable options to acquire Shares awarded under the Company's Long-Term Incentive Plan (the "LTIP"): Mr. Staub -- 50,000. Such options are reflected in the table above.

(4) On the date hereof, or within 60 days hereafter, the following individuals have exercisable options to acquire Shares awarded under the Company's Stock Option Plan: Mr. Steinberg -- 100,000; Mr. Staub -- 50,000. Such options are reflected in the table above.

(5) The amount reported includes 300 Shares held by Mr. Knobler's wife and 200 Shares are held by a private charitable foundation controlled by Mr. Knobler.


RELATED PARTY TRANSACTIONS

     Purchaser is wholly owned by Mr. Sosnoff. As of June 12, 2003, Purchaser did not directly own any Shares. As described in this Offer to Purchase, upon the successful completion of the Offer (including satisfaction of the Minimum Condition), Mr. Sosnoff will transfer all of the Shares owned by him to Purchaser to enable Purchaser to effect the Merger. As majority stockholder of the Company, Mr. Sosnoff is in a position to cause the election of a majority of the Board and to control the Company's affairs.

     Except as set forth in this Offer to Purchase, none of Purchaser, Mr. Sosnoff or any of their respective affiliates, or, to the best knowledge of Purchaser and Mr. Sosnoff, any of the persons listed on Schedule I, on one hand, has had, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under the rules and regulations of the SEC applicable to the Offer. Information regarding such business relationships or transactions, including the amounts involved, is summarized below and set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002. This Annual Report is incorporated by reference in this Offer to Purchase, and a copy may be examined at or obtained from the SEC and the NYSE in the manner set forth below. Stockholders should obtain and carefully review a copy of the Annual Report to review the details of these business relationships and transactions in more detail. See "The Offer --
Section 8. Certain Information Concerning the Company."

     LTIP. Officers, directors and employees of the Company are eligible to receive options to purchase Shares pursuant to the LTIP. Under the LTIP, awards of stock, restricted stock, options and other stock-based awards totaling 880,000 Shares are available for award.

     In 1997, the Company awarded 600,000 shares of restricted stock and 175,000 shares of restricted stock at the issue of price of $.01 per share to Mr. Steinberg and Mr. Anthony G. Miller, a former Executive Vice President and Chief Operating Officer, respectively, under the terms of the LTIP and the related Award Agreements (each an "Award Agreement"). There have been no other awards under the LTIP. These restricted shares are fully vested as of the date hereof. Mr. Steinberg and Mr. Miller paid $6,000 and $1,750, respectively, for the purchase of the restricted stock. In May 2002, the Company repurchased all of Mr. Miller's Shares at $10.96 per Share.

     Stock Option Plan. Under the Company's previous Stock Option Plan, which was terminated by the Company in connection with the approval of the LTIP, the Company granted options to purchase Shares to the following executive officers:
Mr. Steinberg -- 100,000 at $9.50 per Share; Mr. Staub -- 50,000 at $6.13 per Share. Mr. Miller forfeited all of his options in 2002. All of the remaining options are fully vested and exercisable by the officers at any time. As of the date hereof, none of these options have been exercised.

     Loans To Directors And Officers. Under the terms of the respective Award Agreements, the Company has made certain loans to Mr. Steinberg and Mr. Miller for the purpose of discharging their personal tax liability incurred by reason of the award of the restricted stock, the lapse at annual intervals of the Company's right to repurchase the restricted stock and any dividends received thereon. Mr. Steinberg and Mr. Miller are required to pledge shares of restricted stock of a fair market value equivalent to the amount of the loan to secure their respective obligation to repay such indebtedness to the Company.

     At September 20, 2002, indebtedness, including principal and interest, in the amount of $565,421 became due under loans made by the Company to Mr. Steinberg under his Award Agreement. As permitted by the terms of his Award Agreement, Mr. Steinberg elected to repay such indebtedness by applying a certain number of shares of restricted stock at its closing sales price as of the close of business on such day. The closing sales price on September 24, 2002, the date upon which Mr. Steinberg elected to apply the Shares to his obligation, was $9.75 per share. Accordingly, Mr. Steinberg applied to the payment of his obligation to the Company 57,992 shares of his restricted stock. As of June 12, 2003, Mr. Steinberg owes the Company approximately $2.3 million in respect of loans made under his Award Agreement. Mr. Steinberg intends to repay this amount (together with accrued interest through the date of repayment) in full with proceeds received by him as a result of the tender of his Shares in the Offer.

     In May 2002, Mr. Miller terminated his employment with the Company. At such time, indebtedness, including principal and interest, in the amount of approximately $913,000 was due under loans made by the Company to Mr. Miller under his Award Agreement. As permitted by the terms of his Award Agreement, Mr. Miller elected to repay such indebtedness by applying a certain number of shares of restricted stock at its closing sales price as of the close of business on such day. The closing sales price on April 30, 2002, the date upon which Mr. Miller elected to apply the Shares to his obligation, was $10.96 per Share. Accordingly, Mr. Miller applied to the payment of his obligation to the Company approximately 83,300 shares of his restricted stock.

     Employment Related Agreements. Under the terms of an employment agreement with Mr. Knobler, Mr. Knobler was entitled to certain payments in three installments in January 1999, 2000 and 2001 based upon a multiple of annualized revenues from accounts managed by him. The Company paid Mr. Knobler approximately $2,900,000 under this agreement. No other amounts are owed to Mr. Knobler from the Company under this agreement.

INTERESTS OF CERTAIN PERSONS IN THE OFFER AND MERGER

     Purchaser and Mr. Sosnoff and certain executive officers and directors of the Company have various interests in the Offer and Merger that are in addition to, or different from, the interests of the stockholders of the Company generally. The Company's stockholders should keep this in mind when considering the recommendations of the Special Committee and the Board.

     Ownership of Shares. As of June 12, 2003, Mr. Sosnoff beneficially owned 7,000,000 Shares (including, for purposes of this Offer to Purchase, 84,000 Shares owned by a private charitable foundation controlled by Mr. Sosnoff and his wife and 93,900 Shares owned by an educational institution over which Mr. Sosnoff has investment power) representing approximately 81% of the Shares on a fully-diluted basis and, thus, he controls the Company. As of June 12, 2003, Craig B. Steinberg, an executive officer and director of the Company, and William M. Knobler, an executive officer of the Company, owned an aggregate of 643,108 Shares, representing approximately 7% of the Shares, on a fully-diluted basis. As discussed above, each of them has entered into a Tender Agreement pursuant to which each of them has agreed to tender their Shares in the Offer. See "Special Factors -- The Merger Agreement and Tender Agreements" and "Special Factors -- Beneficial Ownership of the Shares. To the knowledge of Purchaser and Mr. Sosnoff, each other executive officer or director of the Company who owns Shares intends to tender their Shares in the Offer.

     Exercise of Stock Options. As of the date hereof, executive officers and directors hold options to purchase 200,000 Shares, all of which are vested and have exercise prices below $13.95 per share. In the Merger, all of these options will be converted into the right to receive cash in an amount equal to the product of $13.95 minus the applicable exercise price per share of the option, multiplied by the number of Shares issuable upon the exercise of the option. Accordingly, these executive officers and directors will receive payment of $1.1 million as a result of their options being cashed out in the merger.

     Repayment of Loan. Under the terms of the LTIP (and related Award Agreement), the Company has made certain loans to Mr. Steinberg for the purpose of discharging his personal tax liability incurred by reason of an award of restricted stock to him under this plan in 1997. As of June 12, 2003, Mr. Steinberg owes the Company approximately $2.3 million in respect of loans made under his award agreement. Mr. Steinberg intends to repay this amount (together with accrued interest through the date of repayment) in full with certain of proceeds received by him as a result of the tender of his Shares in the Offer. See "Special Factors -- Related Party Transactions."

     Certain Post-Merger Arrangements. As discussed above, upon completion of the Merger, Mr. Steinberg is expected to receive an equity interest in the operating subsidiaries of the Company entitling him to, among other things, a significant portion of the profits and losses of such subsidiaries following the Merger. See "Special Factors -- The Merger; Plans for the Company after the Offer and Merger; Certain Effects of the Offer and Merger" above.

     Indemnification. Under the Merger Agreement, the Surviving Corporation has agreed to continue the existing indemnification arrangements of the Company for a period of six years, and directors' and officers' liability insurance for the Company's past, present and future directors and officers for a period of three years, following the Merger.

     Special Committee Compensation. Each member of the Special Committee received compensation in connection with serving on the Special Committee equal to $2,000 (plus certain expenses) for each meeting of the Special Committee that he has attended, regardless of whether any proposed transaction was entered into or completed. The Board and the Special Committee believe that the foregoing payments do not affect the Special Committee's independence or impartiality.

     Officers of the Surviving Corporation. Following completion of the Merger, it is currently expected that the current officers of the Company and its subsidiaries will remain as officers of the Surviving Company or one of its subsidiaries. Following completion of the Merger, the current directors on the Board (other than Mr. Sosnoff) will cease to serve on the Board of the Surviving Corporation, although it is currently expected that Mr. Steinberg will serve on the board of directors (or similar governing body) with one or more of the Company's subsidiaries. See "Special Factors -- The Merger; Plans for the Company after the Offer and Merger; Certain Effects of the Offer and Merger."


     Use of Employees of the Company. Mr. Steinberg and Kevin Kelly, Chief Operating Officer and Chief Financial Officer of the Company, have assisted Mr. Sosnoff in the preparation of his proposal and related analyses of the Offer and Merger, including the preparation of the 5 Year Projections (defined and discussed below at "The Offer -- Section 8. Certain Information Concerning the Company."


     The Special Committee and the Board were aware of these actual and potential conflicts of interest and considered them along with the other matters described under "Special Factors -- Recommendation of the Special Committee and the Board; Fairness of the Offer and Merger."

                                   THE OFFER

1. TERMS OF THE OFFER; EXPIRATION DATE

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not thereafter properly withdrawn in accordance with "The Offer -- Section 4. Withdrawal Rights." The term "Expiration Date" means 12:00 a.m. Midnight, New York City time, on Friday, July 11, 2003, unless and until Purchaser has extended the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended by Purchaser, will expire.

     The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the other conditions described in "The Offer -- Section
11. Conditions to the Offer." If all such conditions are not satisfied prior to the Expiration Date, Purchaser reserves the right (but is not obligated) to (i) decline to purchase any of the Shares tendered and terminate the Offer, subject to the terms of the Merger Agreement, (ii) waive any of the conditions to the Offer to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the SEC, purchase all Shares validly tendered, (iii) subject to the terms of the Merger Agreement, extend the Offer or (iv) subject to the terms of the Merger Agreement, amend the Offer.

     Subject to the terms of the Merger Agreement, Purchaser may (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary or (ii) amend the Offer by giving oral or written notice of such amendment to the Depositary. Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(d) under the Exchange Act. Without limiting the obligation of Purchaser under such Rule or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service.

     UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The Merger Agreement provides that Purchaser will not, without the prior written consent of the Board and the Special Committee, (i) decrease the price per Share payable in the Offer, (ii) change the form of consideration payable in the Offer, (iii) waive or modify the Minimum Condition, (iv) reduce the maximum number of Shares sought to be purchased in the Offer, (iv) impose conditions to the Offer in addition to those described in "The Offer -- Section
11. Conditions to the Offer," (v) make any changes in the terms and conditions of the Offer that are in any manner adverse to the holders of the Shares, or
(vi) except as provided below, extend the Offer beyond the date that is twenty
(20) business days after the commencement of the Offer (the "Initial Expiration Date"). Notwithstanding the foregoing, Purchaser may, without the consent of the Company (i) extend the Offer beyond the scheduled Expiration Date, which initially will be the Initial Expiration Date if, as of such expiration, any of the Offer Conditions (as defined in the Merger Agreement) are not satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation or interpretation of the SEC, the staff thereof or the NYSE applicable to the Offer, and (iii) provide a "Subsequent Offering Period" in accordance with Rule 14d-11 under the Exchange Act; provided, that notwithstanding anything to the contrary, if any of the conditions to the Offer are not satisfied or, if applicable, waived on any scheduled expiration date of the Offer, Purchaser will be required to extend the Offer for a period of 10 business days and, if at the end of such 10 business day period all of the conditions to the Offer are still not satisfied or, if applicable, waived, an additional period of 10 business days; provided further, that, without the consent of the Company, Purchaser may not extend the Offer beyond August 22, 2003.

     A Subsequent Offering Period would be an additional period of time from three (3) to twenty (20) business days in length, following the expiration of the Offer, during which stockholders may tender Shares for the Offer Price. Rule 14d-11 under the Exchange Act provides that Purchaser may include a Subsequent Offering Period so long as, among other things, (i) the Offer remained open for a minimum of twenty (20) business days and has expired, (ii) Purchaser offers the same form and amount of consideration to stockholders in both the initial and subsequent offering period, (iii) Purchaser accepts and promptly pays for all Shares tendered during the Offer prior to the Expiration Date, (iv) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, and (v) Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period.


     In a public release, the SEC has expressed the view that the inclusion of a Subsequent Offering Period would constitute a material change to the terms of the Offer requiring Purchaser to disseminate new information to stockholders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date (generally five (5) business days). The SEC, however, has recently stated that such advance notice may not be required under certain circumstances. In the event Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of the Company consistent with the requirements of the SEC. Purchaser does not currently intend to include a Subsequent Offering Period in the Offer, although it reserves the right to do so in its sole discretion. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period, and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. During a Subsequent Offering Period, Purchaser will promptly purchase and pay for all Shares tendered at the same price paid in the Offer. In addition, Purchaser may increase the Offer Price and extend the Offer to the extent required by law in connection with such increase, in each case in its sole discretion and without the Company's consent. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer.


     If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in "The Offer -- Section 4. Withdrawal Rights." However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.


     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the SEC's view, an offer should remain open for a minimum of five (5) business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten (10) business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration

Date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     PURSUANT TO RULE 14D-7 UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY DURING THE SUBSEQUENT OFFERING PERIOD. FURTHERMORE, THE SAME CONSIDERATION, THE OFFER PRICE, WILL BE PAID TO STOCKHOLDERS TENDERING SHARES IN THE OFFER OR IN A SUBSEQUENT OFFERING PERIOD, IF ONE IS INCLUDED.

     This Offer to Purchase and the related Letter of Transmittal will be mailed by the Company to record holders of Shares and will be furnished by the Company to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with "The Offer -- Section 4. Withdrawal Rights," promptly after the Expiration Date, provided that the Offer has not been terminated by such date. If there is a Subsequent Offering Period, all Shares tendered prior to the Expiration Date will be immediately accepted for payment and promptly paid for following the Expiration Date and all Shares tendered during a Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered. Subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer), Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any other applicable law. See "The Offer -- Section 12. Certain Legal Matters." For a description of Purchaser's right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see "The Offer -- Section 1. Terms of the Offer; Expiration Date."

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depositary Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "The Offer -- Section 3. Procedures for Tendering Shares," (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. The per share consideration paid to any holder of Common Stock pursuant to the Offer will be the highest per share consideration paid to any other holder of such Shares pursuant to the Offer.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary, as agent for the tendering stockholders, of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefore with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered, Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in "The Offer -- Section 3. Procedures for Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

     Purchaser reserves the right to transfer or assign, in whole or in part, to any affiliate of Purchaser, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR TENDERING SHARES

     Valid Tender. For a stockholder to validly tender Shares pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, except with respect to any Subsequent Offering Period, and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation received by the Depositary), in each case, prior to the Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

     The term "Agent's Message" means a message, transmitted by electronic means to, and received by, the Depositary and forming a part of a Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant. For Shares to be validly tendered during any Subsequent Offering Period, the tendering stockholder must comply with the foregoing procedures except that the required documents and certificates must be received during the Subsequent Offering Period.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depositary Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date (except with respect to any Subsequent Offering Period, if one is provided), or the tendering stockholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.



     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Certificates evidencing such stockholder's Shares are not immediately available, the procedures for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered, if all of the following conditions are satisfied:

    o such tender is made by or through an Eligible Institution;

    o a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

    o the Certificates for, or a Book-Entry Confirmation with respect to, such Shares, together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in connection with a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the NYSE is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery made available by Purchaser.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for, which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any particular Shares, whether or not similar defects or irregularities are waived in the case of other stockholders, and Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other related documents) will be final and binding on all persons.

     No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived to the satisfaction of Purchaser. None of Purchaser,

Mr. Sosnoff, the Information Agent or the Depositary, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Other Requirements. Notwithstanding any other provision of this Offer to Purchase or any exhibits or annexes hereto, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Certificates evidencing such Shares or a timely Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility, (ii) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Appointment. By executing the Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent powers of attorney, proxies and consents may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities, including voting at any meeting of stockholders.

     Tender Constitutes an Agreement. The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Backup Withholding. To prevent backup withholding with respect to payment of the purchase price of Shares purchased pursuant to the Offer, a tendering registered holder, or his assignee (in either case, the "Payee"), must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") and certify that such stockholder is not subject to backup withholding by completing and signing the Substitute Form W-9 provided in the Letter of Transmittal. If backup withholding applies with respect to a stockholder, the Depositary is required to withhold and deposit with the Internal Revenue Service 28%, or other applicable withholding percentage, of any payments made to such stockholder. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. In order for a foreign stockholder to qualify as an exempt recipient, the stockholder must submit a Form W-8BEN, signed under penalties of perjury, attesting to the stockholder's exempt status. See Instruction 9 to the Letter of Transmittal.

4. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 4, tenders of the Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after August 1, 2003. If Purchaser extends the Offer or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be accompanied by an extension of the Offer to the extent required by law. However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares to be withdrawn, if different from the name of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "The Offer -- Section 3. Procedures for Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in "The Offer --
Section 3. Procedures for Tendering Shares," at any time prior to the Expiration Date or during any Subsequent Offering Period if one is provided.

     No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period under Rule 14d-11 of the Exchange Act and no withdrawal rights apply during a Subsequent Offering Period under Rule 14d-11 of the Exchange Act with respect to Shares tendered in the Offer and accepted for payment. See "The Offer -- Section 1. Terms of the Offer; Expiration Date."

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, Mr. Sosnoff, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of the material United States federal income tax consequences of the Offer and Merger relevant to a beneficial holder of Shares whose Shares are sold for cash pursuant to the Offer or converted into the right to receive cash in the Merger (a "Holder"). This discussion is for general informational purposes only and does not address all aspects of United States federal income taxation that may be relevant to particular Holders of Shares in light of their specific investment or tax circumstances. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion applies only to Holders who hold Shares as "capital assets" within the meaning of Section 1221 of the Code and does not apply to Holders who acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation. In addition, this discussion does not apply to certain types of Holders subject to special tax rules including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker dealers and persons who hold their Shares as a part of "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment. The tax consequences of the Offer and Merger to Holders who hold their Shares through a partnership or other pass-through entity generally will depend upon such Holder's status for United States federal income tax purposes. This discussion does not address the United States federal income tax consequences to a Holder that, for United States federal income tax purposes, is: (i) an individual who is not a U.S. resident or citizen, (ii) a foreign corporation, (iii) a foreign partnership, or (iv) a foreign estate or trust, nor does it consider the effect of any state, local or foreign income tax or other tax laws.


     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a Holder who receives cash in exchange for Shares pursuant to the Offer or the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash paid to the Holder and the Holder's adjusted tax basis in the Shares sold pursuant to the Offer or surrendered for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold for cash pursuant to the Offer or surrendered for cash pursuant to the Merger. Such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if such Shares have been held for more than one year at the time of the consummation of the Offer or the Merger, as the case may be. Certain limitations may apply to the use of capital losses.


     In general, cash received by stockholders who exercise statutory appraisal rights under Section 262 of the DGCL in respect of such appraisal rights will result in the recognition of gain or loss to such stockholders. Any stockholder who is considering exercising its statutory appraisal rights should consult with its own tax advisor for a full understanding of the tax consequences of the receipt of cash in respect of appraisal rights pursuant to the Merger.


     A holder whose shares are purchased in the Offer may be subject to backup withholding at the applicable rate (currently 28%) unless certain information is provided to the Depositary or an exemption applies.


     THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW, WHICH IS SUBJECT TO CHANGE POSSIBLY WITH RETROACTIVE EFFECT. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL OR OTHER FOREIGN INCOME AND OTHER TAX LAWS.


6. PRICE RANGE OF SHARES; DIVIDENDS


     Price Range of Shares. The Shares have been listed and traded on the NYSE since June 1986 under the symbol "ATL." The following table sets forth, for each of the calendar quarters indicated, the high and low closing sales price per Share on the NYSE as reported on the NYSE Composite Tape:

                                HIGH          LOW
                            -----------   ----------
Fiscal 2000:
 First Quarter ..........    $  10.50      $  7.88
 Second Quarter .........       10.63         9.00
 Third Quarter ..........       10.75         9.50
 Fourth Quarter .........       11.63        10.25

Fiscal 2001:
 First Quarter ..........    $  11.25      $  9.90
 Second Quarter .........       11.60        10.00
 Third Quarter. .........       11.45         9.40
 Fourth Quarter .........       10.71         9.45

Fiscal 2002:
 First Quarter ..........    $  11.90      $  9.70
 Second Quarter .........       12.35        10.85
 Third Quarter ..........       11.15         8.10
 Fourth Quarter .........       12.30         6.75

Fiscal 2003:
 First Quarter ..........    $  12.23      $ 11.00

     On June 11, 2003, the second to last full trading day prior to the date on which the Offer was commenced, the last reported sales price on the NYSE was $13.91 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

     Dividends on the Shares. According to the Company's Annual Report on Form 10-K for the year ended December 31, 2002, the Company declared a special cash dividend of $0.20 per common share for fiscal year 2001 and the Company declared a special cash dividend of $0.25 per common share for fiscal year 2000. The Company did not pay a dividend for fiscal year 2002.


7. CERTAIN EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; NYSE LISTING; REGISTRATION UNDER THE EXCHANGE ACT; MARGIN REGULATION

     Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     If the Merger is consummated, stockholders who have not tendered their Shares in the Offer will receive cash in an amount equal to the price per Share provided pursuant to the Offer. Therefore, if such Merger takes place, the only difference between tendering Shares in the Offer and not tendering Shares in the Offer is that tendering stockholders will be paid earlier. If, however, the Merger is not consummated, the purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

     NYSE Listing. The Shares are currently listed and traded on the NYSE, which constitutes the principal trading market for the Shares. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things (i) there were fewer than 400 holders, (ii) there were fewer than 1,200 holders and the average monthly trading volume was less than

100,000 Shares over the most recent 12 months, (iii) the number of publicly held Shares (excluding Shares held by officers, directors, their immediate families and other concentrated holdings of 10% or more) were less than 600,000, or (iv) the aggregate market value of the publicly held Shares was less than $50 million.

     As a result of the Merger, public trading of Shares will cease and the registration of such shares under the Exchange Act will be terminated. The Surviving Company will no longer be a public company and its stock will no longer be traded on the NYSE.

     In the event the Shares are no longer listed on the NYSE, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, and the possible termination of registration of such Shares under the Exchange Act. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Purchaser will seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon as practicable after consummation of the Offer if, as expected, the requirements for termination of registration are met. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) or 14(c) in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to the "going private" transactions, no longer applicable to the Shares. In addition, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated.

     Margin Regulations. The Shares are currently "margin securities" as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

8. CERTAIN INFORMATION CONCERNING THE COMPANY

     General. The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption "Selected Financial Information," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither Purchaser nor Mr. Sosnoff assumes any responsibility for the accuracy or completeness of the information concerning the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Mr. Sosnoff.

     The Company, through its operating subsidiaries, Atalanta/Sosnoff Capital and Atalanta/Sosnoff Management, provides discretionary investment advisory, brokerage and other related services to investment advisory clients. Such clients include corporate and public retirement plans, endowments, charitable and religious organizations, and individuals in both taxable and tax-exempt accounts. The Company is a Delaware corporation with its principal executive offices located at 101 Park Avenue, New York, NY 10178 (telephone number (212) 867-5000).

     The names, business address, principal occupation or employment, five year employment history and citizenship of each director and executive officer of the Company and certain other information are set forth on Schedule I to this Offer to Purchase.

     Selected Financial Information. Set forth below is certain selected consolidated financial information with respect to the Company, excerpted or derived from the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 2002, December 31, 2001 and December 31, 2000, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and the Company's books and records. More comprehensive financial information is included in such reports and in other documents filed by the Company with the SEC. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the SEC in the manner set forth below.

                      ATALANTA/SOSNOFF CAPITAL CORPORATION
                        SELECTED FINANCIAL INFORMATION




                                                          THREE MONTHS           FISCAL YEAR ENDED DECEMBER 31,
                                                         ENDED MARCH 31,   ------------------------------------------
                                                              2003             2002           2001           2000
                                                        ----------------   ------------   ------------   ------------
                                                           (UNAUDITED)
                                                                  (AMOUNTS IN 000S, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS:
 Net income .........................................       $ (3,123)        $ (2,154)      $    283       $ 11,503
 Net income per share -- diluted ....................           N/A             (0.25)           .03           1.27
                      -- basic ......................          (0.37)           (0.25)           .03           1.27
 Total Revenues .....................................         (1,571)           5,691         15,090         40,588
 Operating revenues .................................          3,136           14,065         15,458         21,179
 Operating expenses .................................          3,165           12,980         14,627         18,008
 Operating income ...................................            (29)           1,085            831          3,171
 Operating margin ...................................         N/A                   8%             5%            15%
 Net interest and dividend income ...................            491            1,351          1,047          1,234
 Net realized and unrealized gains
   (losses) from investments ........................         (5,197)          (9,725)        (1,415)        18,176

BALANCE SHEET DATA (AT END OF PERIOD):
 Total assets .......................................       $ 92,380         $ 98,626       $109,495       $126,914
 Stockholders' equity ...............................         91,250           93,546        102,403        107,066
 Book value per share ...............................          10.78            11.05          11.52          11.89
 Cash dividends declared per share ..................           None             None            .20            .25
 Common stock, shares outstanding ...................          8,465            8,465          8,886          9,005
 Assets under management (millions) .................          2,121            2,042          2,356          2,707

AVERAGE ASSETS UNDER MANAGEMENT (MILLIONS): .........       $  2,075         $  2,206       $  2,202       $  2,638

     The results of the Company for the fiscal quarter ended March 31, 2003 are preliminary results that have been prepared by the Company's management and are subject to audit.

     Certain Company Projections. In April 2003, in connection with the evaluation of the Offer, the Company (including with the assistance of Mr. Sosnoff) prepared certain projections of future operating results for fiscal years 2003 through 2007 (the "5 Year Projections"). These forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) are subject to certain risks and uncertainties that could cause actual results to differ materially from the projections. The 5 Year Projections were not prepared with a view to complying with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding projections or generally accepted accounting principles regarding projections. While presented with numerical specificity, the 5 Year Projections are based upon a variety of assumptions relating to the business of the Company at the time they were prepared. The 5 Year Projections do not reflect any of the effects of the Offer, the Merger or other changes that may in the future be deemed appropriate concerning the Company and its assets, business, operations, properties, policies, corporate structure, capitalization and management in light of the circumstances then existing. The Company considered such assumptions reasonable as of the time they were made. Such assumptions are, however, subject to significant risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company's control. These risks and uncertainties include, among other things, changes in general economic conditions and prevailing interest rates, market volatility or further sustained decreases in the market prices of securities generally, significant increases or decreases in trading activity by the Company's customers, customer attrition, the development and acceptance of new products and services, and increased competition. These risks and uncertainties make it difficult to project results of operations with any degree of certainty. Accordingly, none of the Company, Purchaser or Mr. Sosnoff can predict whether the assumptions made in preparing the 5 Year Projections will prove accurate. Such projections are inherently imprecise, and there can be no assurances that the results presented in the actual results will not differ materially from the results presented in the 5 Year Projections.


     The 5 Year Projections were not prepared with a view to public disclosure. The inclusion of the 5 Year Projections herein should not be regarded as a representation by the Company, Purchaser,
Mr. Sosnoff or any other entity or person that the projected results will be achieved, and none of the Company, Purchaser or Mr. Sosnoff assumes any responsibility for the accuracy of such information or any responsibility to update such projections in light of changed circumstances or additional information. The Special Committee and its advisors have prepared their own projections based upon discussions with management, publicly available research and certain other information discussed in "Special Factors -- Opinion Of Financial Advisor" and did not review or receive the 5 Year Projections. The Company's independent auditors have not examined or compiled the 5 Year Projections presented herein and, accordingly, assume no responsibility for them. Stockholders are cautioned not to place undue reliance on the 5 Year Projections.


     The 5 Year Projections set forth below have been prepared by the Company taking into account three possible scenarios during the relevant fiscal years -- a "Low Case," "Base Case," and an "Upside Case." Each of these scenarios share the following common key assumptions:

    o Market Appreciation. No change in the level of the overall stock market from the end of 2002 to the end of 2003.

    o Net Client Cash Flows. No change in the net cash flows from investment management clients (i.e., client deposits and withdrawals) of the Company from 2002 to 2003.

    o Investment Management Fee Levels. No change in the weighted average investment management fees charged by the Company to its clients from 2002 to 2003 and a decline in such fees of 1 basis point per annum in years 2004 through 2007.

    o Commissions and Other Revenue. Commissions and other revenues of the Company will equal $700,000 in 2003 and increase in years 2004 through 2007 in proportion to the increase in investment management fee revenue in those years.

    o Operating Expenses. Operating expenses of the Company will decrease by 2% from 2002 levels in 2003.

    o Tax Rate. The Company's effective tax rate will be 42% in each of years 2003 though 2007.


     Each of these scenarios make the following different key assumptions:

    o Market Appreciation. The Low Case and the Base Case each assume that the level of the overall stock market will increase 5% per annum in years 2004 though 2007, and the Upside Case assumes that overall stock market will increase 7.5% per annum in each of those years.

    o Net Client Cash Flows. The Low Case assumes that net cash flows from investment management clients of the Company will remain flat in years 2004 through 2007, and the Base Case and Upside Case each assume such net cash flows will increase 2.5% per annum in each of those years.

    o Operating Expenses. The Low Case assumes that operating expenses of the Company will increase by 2.5% per annum in years 2004 though 2007, the Base Case assumes that operating expenses will increase by 5.0% per annum in each of those years, and the Upside Case assumes that operating expenses will increase by 6.0% per annum in years 2004 though 2006 and 7.0% in 2007.

     All of these projections should be read together with the information contained in the consolidated financial statements of the Company available in its filings with the SEC, and the information set forth above in this section.


                       5 YEAR PROJECTIONS -- "LOW CASE"




                                                                       FISCAL YEAR ENDED DECEMBER 31,
                                                         -----------------------------------------------------------
                                                            2003        2004        2005        2006         2007
                                                         ---------   ---------   ---------   ---------   -----------
                                                                              (AMOUNTS IN 000S)
Assets under management (at fiscal year end) .........    $ 2,042     $ 2,093     $ 2,145     $ 2,199     $  2,254
Operating revenues ...................................     12,530      12,620      12,710      12,800       12,880
Operating expenses ...................................     12,740      13,060      13,400      13,750       14,120
Operating income .....................................       (210)       (440)       (690)       (950)      (1,240)
Depreciation .........................................        400         300         150         100           80
EBITDA ...............................................        190        (140)       (540)       (850)      (1,160)
Net income ...........................................    $  (120)    $  (250)    $  (400)    $  (550)    $   (720)

                       5 YEAR PROJECTIONS -- "BASE CASE"




                                                                      FISCAL YEAR ENDED DECEMBER 31,
                                                         ---------------------------------------------------------
                                                            2003        2004        2005        2006        2007
                                                         ---------   ---------   ---------   ---------   ---------
                                                                             (AMOUNTS IN 000S)
Assets under management (at fiscal year end) .........    $ 2,042     $ 2,195     $ 2,360     $ 2,537     $ 2,727
Operating revenues ...................................     12,530      13,200      13,890      14,620      15,370
Operating expenses ...................................     12,740      13,360      14,020      14,710      15,440
Operating income .....................................       (210)       (170)       (130)        (90)        (70)
Depreciation .........................................        400         300         150         100          80
EBITDA ...............................................        190         130          20          10           0
Net income ...........................................    $  (120)    $  (100)    $   (70)    $   (50)    $   (40)

                      5 YEAR PROJECTIONS -- "UPSIDE CASE"




                                                                      FISCAL YEAR ENDED DECEMBER 31,
                                                         ---------------------------------------------------------
                                                            2003        2004        2005        2006        2007
                                                         ---------   ---------   ---------   ---------   ---------
                                                                             (AMOUNTS IN 000S)
Assets under management (at fiscal year end) .........    $ 2,042     $ 2,246     $ 2,471     $ 2,718     $ 2,990
Operating revenues ...................................     12,530      13,500      14,550      15,660      16,860
Operating expenses ...................................     12,740      13,550      14,420      15,350      16,360
Operating income .....................................       (210)        (50)        130         310         500
Depreciation .........................................        400         300         150         100          80
EBITDA ...............................................        190         250         280         410         580
Net income ...........................................    $  (120)    $   (30)    $    70     $   180     $   290

     Available Information. The Shares are registered under the Exchange Act. Accordingly, the Company files annual, quarterly and special reports, proxy statements and other information with the

SEC. You may read and copy any such reports, statements or other information at the SEC 's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC 's public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company's filings with the SEC are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at http://www.sec.gov. Although Purchaser and Mr. Sosnoff have no knowledge, as of the date of this Offer to Purchase, that any such information is untrue, neither Purchaser nor Mr. Sosnoff take responsibility for the accuracy or completeness of information concerning the Company provided by the Company or contained in the documents and records referred to herein or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

     During the past three years, the Company has not made any underwritten public offering of the Shares that was (i) registered under the Securities Act of 1933, as amended (the "Securities Act") or (ii) exempt from registration under the Securities Act pursuant to Regulation A thereunder.

     To the best of the Company's knowledge, after reasonable inquiry, all of the directors or executive officers of the Company, other than those individuals, if any, for whom the tender of Shares could cause them liability under the provisions of Section 16(b) of the Exchange Act or to the extent their Shares are restricted Shares, have agreed or otherwise intend to tender Shares held by them pursuant to the Offer. See "Special Factors -- The Merger Agreement and Tender Agreements."

9. CERTAIN INFORMATION CONCERNING PURCHASER

     Atalanta Acquisition Company, a Delaware corporation, was formed by Mr. Sosnoff to acquire all of the outstanding Shares not already owned by him pursuant to this Offer and Merger and has not conducted any activities other than in connection with this Offer and Merger since its organization. Mr. Sosnoff currently owns all of the issued and outstanding capital stock of Purchaser. The principal executive offices of Purchaser are located at 101 Park Avenue, New York, NY 10178 (telephone number (212) 867-5000).

     Purchaser currently does not own any Shares. Upon successful completion of this Offer (including satisfaction of the Minimum Condition), Mr. Sosnoff currently intends to transfer all Shares owned by him to Purchaser to permit Purchaser to effect the Merger. See "Special Factors -- The Merger; Plans for the Company after the Offer and Merger; Certain Effects of the Offer and Merger."

     As of the date hereof, Martin S. Sosnoff is the President and Secretary of Purchaser and the sole member of the board of directors of Purchaser. See
Schedule I to this Offer to Purchase for Mr. Sosnoff's business address, principal occupation or employment, five year employment history and citizenship. As described in this Offer to Purchase, following completion of the Merger, it is currently expected that the current officers of the Company and its subsidiaries will remain as officers of the Surviving Company or one of its subsidiaries and the current directors on the Board (other than Mr. Sosnoff) will cease to serve on the Board of the Surviving Corporation, although Mr. Steinberg is currently expected to serve on the board of directors (or similar governing body) of one or more of the Company's subsidiaries.

     Except as set forth in this Offer to Purchase, none of Purchaser, Mr. Sosnoff or, to the best knowledge of Purchaser and Mr. Sosnoff, any of the persons listed on Schedule I, or any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares; and (b) none of Purchaser, Mr. Sosnoff, or, to the best knowledge of Purchaser and Mr. Sosnoff, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in Shares during the past 60 days.

     Except as set forth in this Offer to Purchase, no purchases of Shares were made by Purchaser or Mr. Sosnoff during the past two years.

     Except as provided by the Merger Agreement or as set forth in this Offer to Purchase, none of Purchaser or Mr. Sosnoff or, to the best knowledge of Purchaser and Mr. Sosnoff, any of the persons listed on Schedule I, has any agreement, arrangement or understanding with any other person with respect to any Shares (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies).

     Except as set forth in this Offer to Purchase, during the past two years there have been no contacts, negotiations or transactions concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets between (i) Purchaser or Mr. Sosnoff or any of their respective affiliates or, to the best knowledge of Purchaser and Mr. Sosnoff, any of the persons listed on Schedule I, on one hand, and the Company or its affiliates, on the other hand; (ii) any affiliates of the Company, Purchaser or Mr. Sosnoff; or (iii) the Company or any of its affiliates, on one hand, and any person not affiliated with the Company, on the other hand.

10. SOURCE AND AMOUNT OF FUNDS

     The Offer is not conditioned upon any financing arrangements. The total amount of funds required by Purchaser to consummate the Offer and the Merger, and expected to be incurred by Mr. Sosnoff, is estimated to be approximately $22.7 million exclusive of any related transaction fees and expenses. These funds are expected to be obtained from a loan obtained by Purchaser from Bear Stearns for this purpose (the "Loan"), and, to the extent any amounts are due or may be paid by Purchaser or the Surviving Corporation after the consummation of the Merger (for example, funds necessary to consummate the Merger and certain transaction fees and expenses), from generally available working capital of the Surviving Corporation.

     The Loan is secured by certain assets of Mr. Sosnoff to be held at Bear Stearns, including all of his Shares. Mr. Sosnoff has entered into a Pledge Agreement to that effect. Mr. Sosnoff has also entered into a Guarantee Agreement (the "Guarantee") with Bear Stearns which provides that Mr. Sosnoff unconditionally guarantees the full and prompt payment and performance when due by Purchaser of any and all obligations of Purchaser under the Loan. The Guarantee also contains representations and warranties, covenants and other provisions generally found in similar agreements.

     Mr. Sosnoff will pay a fee of $25,000 to Bear Stearns to secure the Loan. The Loan will bear interest at a rate equal to the margin rate as defined by Bear Stearns at the time the funds are actually borrowed by Purchaser.

     Purchaser intends to repay any amounts borrowed from Bear Stearns through the generally available corporate funds of the Surviving Corporation after the consummation of the Merger.

     Because (i) the only consideration in the Offer and Merger is cash, (ii) the Offer is to purchase all outstanding Shares, and (iii) there is an absence of a financing condition, Purchaser and Mr. Sosnoff believe the financial condition of Purchaser is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer.


11. CONDITIONS TO THE OFFER

     Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion in accordance with the terms (and subject to the limitations) of the Merger Agreement, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act, pay for, and may delay the acceptance for payment of, or, subject to the restriction referred to above, the payment for, any validly tendered Shares (whether or not any Shares theretofore have been accepted for payment or paid for pursuant to the Offer), and may terminate the Offer as to any Shares not then paid for, if (i) immediately prior to the Expiration Date, the Minimum Condition has not been satisfied or (ii) at any time on or after June 13, 2003 and immediately prior to the Expiration Date, any of the following events occur (other than as a direct or indirect result of any action or inaction by Purchaser or Mr. Sosnoff):

    o There has been any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or rendered applicable to the Offer or the Merger by any domestic or foreign federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which (i) prohibits or imposes any material limitations on, Purchaser's ownership or operation of all or a material portion of the Company's businesses or assets, (ii) prohibits or makes illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer or the Merger, (iii) results in a material delay in or restricts the ability of Purchaser, or renders Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares, or (iv) imposes material limitations on the ability of Purchaser effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders;

    o The representations and warranties of the Company contained in the Merger Agreement and in any document delivered in connection with the Merger Agreement are not true and correct (without giving effect to any qualification as to "materiality" set forth in the Merger Agreement) both when made and at and as of the Expiration Date, as if made at and as of such time (except to the extent such representations and warranties speak of a specified earlier date, in which case such representations and warranties are not true and correct as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualification as to "materiality" set forth in the Merger Agreement) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

    o The Board, based on the recommendation of the Special Committee, has (in-cluding by amendment to the Schedule 14D-9) withdrawn, amended or modified in a manner adverse to Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement or has publicly announced or re-solved to do any of the foregoing;

    o The Company, acting through the Board (as agreed to by the Special Committee), and Purchaser and Mr. Sosnoff have agreed that Purchaser and Mr. Sosnoff will terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

    o Any of the following have occurred: (1) any general suspension of trading in, or limitation on prices for, securities on the NYSE, the American Stock Exchange or the Nasdaq for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) a commencement or material worsening of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States or any terrorist activities which would reasonably be expected to have a Company Material Adverse Effect or materially and adversely affect the ability of financial institutions in the United States to extend credit or syndicate loans, other than the current U.S. military operations in Iraq, (4) any material limitation (whether or not mandatory) by any Governmental Entity on the extension of credit generally by banks or other financial institutions, or (5) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans;

    o The Company has not performed, in all material respects, all of its covenants and agreements contained in the Merger Agreement that are required to be performed by the Company at or prior to the Expiration Date;

    o From the date of the Merger Agreement through the Expiration Date, there has occurred any event that has had a Company Material Adverse Effect;

    o The death of Mr. Sosnoff; or

    o The Merger Agreement has been terminated in accordance with its terms.

     The above conditions are for the sole benefit of Purchaser and Mr. Sosnoff and may, subject to the terms (and limitations) of the Merger Agreement, be asserted or, if applicable, waived by them, in whole or in part, at any time and from time to time prior to the Expiration Date in the sole discretion of Purchaser and Mr. Sosnoff. The failure by Purchaser or Mr. Sosnoff at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right. The waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

     Notwithstanding the fact that Purchaser and Mr. Sosnoff reserve the right to assert the occurrence of a condition following acceptance of properly tendered Shares for payment but prior to payment for such Shares, Purchaser will either promptly pay for such Shares or promptly return such Shares. A public announcement will be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver. All conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period.


12. CERTAIN LEGAL MATTERS

     General. Neither Purchaser nor Mr. Sosnoff is aware of any licenses or regulatory permits that appear to be material to the business of the Company, taken as a whole, that might be adversely affected by the acquisition of Shares in the Offer or the Merger. In addition, except as described below, neither Purchaser nor Mr. Sosnoff is aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for Purchaser's acquisition or ownership of the Shares. Should any such approval or other action be required, Purchaser and Mr. Sosnoff expect to seek such approval or action. Should any such approval or other action be required, Purchaser and Mr. Sosnoff cannot be certain that they would be able to obtain any such approval or action without substantial conditions or that adverse consequences might not result to the Company's businesses, or that certain parts of the business of the Company might not have to be disposed of or held separate in order to obtain such approval or action. In that event, Purchaser may not be required to purchase any Shares in the Offer. See "Introduction" and "The Offer -- Section 11. Conditions to the Offer."

     State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. Section 203 does not apply to any stockholder which became an interested stockholder at a time when the corporation was not publicly held. Since Mr. Sosnoff owned all the outstanding stock of the Company prior to its public offering in June 1986, Purchaser and Mr. Sosnoff do not believe that Section 203 would apply to the Merger. In addition, Purchaser and Mr. Sosnoff believe that Section 203 is inapplicable to the Merger because Mr. Sosnoff or his affiliates have been interested stockholders of the Company for more than three years.

     A number of other states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, neither Purchaser nor Mr. Sosnoff knows whether any of these laws will, by their terms, apply to the Offer or any merger or other business combination between Purchaser or any of its affiliates and the Company and neither Purchaser nor Mr. Sosnoff has complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or any such merger or other business combination, Purchaser and Mr. Sosnoff believe that there are reasonable bases for contesting such laws.

     In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal District Court in Florida held in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     If any government official or third party should seek to apply any state takeover law to the Offer or any merger or other business combination between Purchaser and the Company, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or any such merger or other business combination and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or any such merger or other business combination, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or any such merger or other business combination. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See "The Offer -- Section 11. Conditions to the Offer."

     Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is not subject to such requirements because Mr. Sosnoff currently owns in excess of 50% of the issued and outstanding Common Stock and Purchaser is wholly-owned by Mr. Sosnoff.

     The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer and Merger. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired by Purchaser or divestiture of substantial assets of Purchaser or the Company. Private parties, as well as state governments, may also bring legal actions under the antitrust laws of the United States. Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer or Merger on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See "The Offer -- Section 11. Conditions of the Offer," including conditions with respect to litigation and certain governmental actions.

     Stockholder Litigation. In December, 2002, three stockholders of the Company filed three separate class action complaints in the Delaware Court of Chancery against the Company and the directors of the Company (Berger v. Sosnoff, et al. (C.A. 20068), Breakwater Partners, LP v. Sosnoff, et al. (C.A. 20073) and Schneider v. Atalanta/Sosnoff Capital Corp., et al. (C.A. 20088)). Each of these actions was brought as a putative class action on behalf of all holders of Shares other than the defendants and persons related to or affiliated with the defendants. These actions have been consolidated for all purposes under the caption In re Atalanta/Sosnoff Capital Corp. Stockholder's Litigation, Consolidated C.A. 20063. The complaints in the three actions generally alleged that:

    o The Company and the individual directors of the Company breached their fiduciary duties as a result of the Mr. Sosnoff's original proposal of December 5, 2002;

    o The $12.50 per Share price originally proposed by Mr. Sosnoff was inadequate; and

    o Mr. Sosnoff is engaging in unfair self-dealing, and not acting in good faith towards the Company's public stockholders.

     The lawsuits sought, among other things, to recover unspecified damages and costs and to enjoin or rescind the transactions contemplated by this Offer to Purchase. On June 10, 2003, the Company reached an agreement in principle with plaintiffs to settle all claims in the pending litigation, subject to execution of a definitive settlement agreement and the approval of the Delaware Court of Chancery. Among other things, and subject to the execution of a definitive settlement agreement and the approval of the Delaware Court of Chancery, the agreement in principle generally provides for the certification of a mandatory class settlement including all stockholders of the Company (other than Purchaser, Mr. Sosnoff and their affiliates) and a release by such stockholders of all claims against the defendants. Without admitting any wrongdoing or merit to the allegations summarized above, the defendants acknowledged, among other things, that the preliminary analysis prepared on behalf of the plaintiffs was a factor reviewed and utilized by the Special Committee in negotiating and obtaining an increase in the original offer price of $12.50 to the Offer Price of $13.95. The Company has agreed to pay the fees and expenses of plaintiffs' counsel of no more than $350,000.

     Provisions for Unaffiliated Security Holders. In connection with the Offer and Merger, none of the Company, Purchaser or Mr. Sosnoff has granted to unaffiliated security holders access to their corporate files or arranged for counsel or appraisal services at the expense of the Company, Purchaser or Mr. Sosnoff.

13. FEES AND EXPENSES

     Except as set forth below, none of Purchaser, Mr. Sosnoff or the Company will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

     In connection with the Offer, Purchaser and the Company (on behalf of the Surviving Company) have retained EquiServe Trust Company, N.A. as the Depositary and the Information Agent. Purchaser or the Surviving Company will pay EquiServe reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for reasonable out-of-pocket expenses, and will indemnify EquiServe against certain liabilities and expenses in connection with their services, including certain liabilities under federal securities laws.

     Pursuant to the Engagement Letter, the Special Committee agreed that Blackstone would be paid a fee for its services to the Special Committee by the Company as follows:

    o $250,000 payable upon execution of the Engagement Letter;

    o $500,000 payable if an opinion is rendered regarding the fairness of the Offer or any alternative transaction to the Company and its stockholders (other than Purchaser, Mr. Sosnoff and their affiliates), payable upon delivery of such opinion; and

    o $250,000 payable if a subsequent opinion is rendered by Blackstone if so requested by the Company or the Special Committee, payable upon delivery of such subsequent opinion.

     The Company has also agreed to reimburse Blackstone for its expenses as incurred in connection with its engagement. In addition, the Company has agreed to indemnify Blackstone and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Blackstone or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of Blackstone's engagement.

     The following is an estimate of fees and expenses to be incurred by the Company in connection with the Offer and Merger:



       Blackstone Fee ...................................................    $  765,000
       Legal Fees Related to the Settlement of Pending Lawsuits .........       350,000
       Legal Fees, Printing and Miscellaneous ...........................       360,000
                                                                             ----------
          Total .........................................................    $1,475,000
                                                                             ==========

     The following is an estimate of fees and expenses to be incurred by Purchaser (or the Surviving Corporation) and Mr. Sosnoff in connection with the Offer and Merger:



       Filing Fee .......................................    $  1,900
       Information Agent and Depositary Fees and Expenses
        (including mailing) .............................      25,000
       Legal Fees and Miscellaneous .....................     450,000
                                                             --------
          Total .........................................    $476,900
                                                             ========

14. MISCELLANEOUS


     The Offer is being made to all holders of Shares other than Mr. Sosnoff. Neither Purchaser nor Mr. Sosnoff is aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser or Mr. Sosnoff becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser and Mr. Sosnoff will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser and Mr. Sosnoff cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.


     Purchaser and Mr. Sosnoff have filed with the SEC the Schedule TO, together with all exhibits thereto, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer which includes the information required by Schedule 13E-3. The Company has filed the
Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. In addition, the Company and Mr. Steinberg have each filed with the SEC a Schedule 13E-3, together with all exhibits thereto, pursuant to Rule 13E-3 under the Exchange Act. Such Schedules and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner set forth in "The Offer --
Section 8. Certain Information Concerning the Company" (except that they will not be available at the regional offices of the SEC).


     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR MR. SOSNOFF NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.


Atalanta Acquisition Company
Martin T. Sosnoff
June 13, 2003

                                  SCHEDULE I


    Information Concerning Directors and Executive Officers of the Company


     The name, current principal occupation or employment and material occupations, positions, offices or employment during the past five years of each director and executive officer of the Company are set forth below. The principal place of business of the Company and, unless otherwise indicated below, the business address of each director and executive officer is care of Atalanta/Sosnoff Capital Corporation, 101 Park Avenue, New York, NY 10178. The Company's telephone number is (212) 867-5000.


     Unless otherwise indicated, (a) none of these individuals has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws; (b) each executive officer of the Company has been employed in such position or in other executive or management positions with the Company for at least five years; (c) each occupation set forth opposite an individual's name refers to employment with the Company; and (d) each individual is a citizen of the United States.



                                              CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
 NAME AND, IF APPLICABLE, ADDRESS         MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------- ----------------------------------------------------------------
Martin T. Sosnoff                  Mr. Sosnoff is the founder of the Company and has been
                                   Chairman of the Board, Chief Executive Officer and Chief
                                   Investment Officer of the Company and certain of its
                                   subsidiaries since its inception in 1976.

Craig B. Steinberg                 Mr. Steinberg has been President of the Company and certain of its subsidiaries since 1997. Mr. Steinberg has been Director of
                                   Research of the Company and its subsidiaries since 1994.
                                   Mr. Steinberg has been a director of the Company since 1997.

Kevin S. Kelly                     Mr. Kelly has been Senior Vice President of Finance with the
                                   Company since May 1999 and became Chief Financial Officer
                                   and Senior Vice President with the Company in December 2000.
                                   Mr. Kelly became President and Chairman of Atalanta/Sosnoff
                                   Management Corporation, a wholly owned subsidiary of the
                                   Company, in May 2002 and became Chief Operating Officer of the Company in December 2002. Mr. Kelly was a senior
                                   manager at Grant Thornton LLP from December 1996 until he
                                   joined the Company.

William M. Knobler                 Mr. Knobler has been Senior Vice President of Atalanta/Sosnoff
                                   Management Corporation since 1985.

James D. Staub                     Mr. Staub has been Senior Vice President, and held other
                                   offices, with Atalanta/Sosnoff Management Corporation and
                                   Atalanta/Sosnoff Capital Corporation (Delaware), wholly owned subsidiaries of the Company, since 1984.

                                               CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
 NAME AND, IF APPLICABLE, ADDRESS          MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------- ------------------------------------------------------------------
Jay S. Goldsmith                   Mr. Goldsmith has been a director of the Company since 2001.
1 West 72nd Street                 He has served as President of Balfour Investors, Inc., a
Apartment 64                       merchant banking firm since 1975, and as the Vice Chairman of
New York, NY 10023                 PubliCARD, Inc., a "smart-card" technology company, since
                                   1985.

                                   In a judgment in 1998 in the United States District Court,
                                   Southern District of New York, Mr. Goldsmith was held liable pursuant to Section 16(b) of the Exchange Act to repay to New
                                   Valley Corp. certain "short-swing" profits he earned from
                                   certain purchases and sales of that corporation's B Preferred
                                   Stock. Mr. Goldsmith has advised the Company and the
                                   Company has concluded after review, that the decision was
                                   based on a technical analysis of the language in Section 16(b) of the Exchange Act. The Court of Appeals for the Second Circuit,
                                   in affirming the decision, mentioned that the District Court had suggested that ". . . the defendants, though liable, might well have acted in good faith."

Ronald H. Menaker                  Mr. Menaker has been a director of the Company since 1999.
700 Smoke Hollow Trail             He has been retired since January 1, 2000. From July, 1998
Franklin Lakes, NJ 07417           through December, 1999 Mr. Menaker was an Advisory Director of, and since 1982 he was a Managing Director of, and held other offices with, J.P. Morgan & Co., Inc since 1966.

Thurston Twigg-Smith               Mr. Twigg-Smith has been a director of the Company since 1994.
4224 Waialae Av. #389              He has been retired since March, 2002. From 1961 to 2002, he
Honolulu, HI 96816                 was Chairman of the Board and Chief Executive Officer of
                                   Persis Corporation, a newspaper publishing and investment
                                   company.

                                    ANNEX A

                   Section 262 of the General Corporation Law
                           of the State of Delaware

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consoli-dation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title will be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depositary receipt" mean a receipt or other instrument issued by a depositary representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depositary.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

       (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depositary receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.
    or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

       (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depositary receipts in respect thereof;


          b. Shares of stock of any other corporation, or depositary receipts in respect thereof, which shares of stock (or depositary receipts in respect thereof) or depositary receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depositary receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depositary receipts and cash in lieu of fractional shares or fractional depositary receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

       (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

       (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

       (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 28 or Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholder entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

       (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and
    (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

       (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

       (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

       (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.


       (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.


       (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.


       (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.


       (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. Letters of Transmittal, certificates for Shares and any other required documentation should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at the address set forth below:



                       The Depositary for the Offer is:



                         EQUISERVE TRUST COMPANY, N.A.





        BY FIRST CLASS MAIL:               BY HAND:                BY OVERNIGHT DELIVERY:

   EquiServe Corporate Actions       Securities Transfer &       EquiServe Corporate Actions
         P.O. Box 43014             Reporting Services, Inc.          150 Royall Street
    Providence, RI 02940-3014       c/o Boston EquiServe LP           Canton, MA 02021
                                    100 William St/Galleria
                                         NY, NY 10038



         BY FACSIMILE TRANSMISSION:           CONFIRM RECEIPT OF FACSIMILE
      (FOR ELIGIBLE INSTITUTIONS ONLY)              BY TELEPHONE:

              (781) 575-2901                       (800) 730-6001


     Questions or requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at the addresses and phone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.



                    The Information Agent for the Offer is:



                         EQUISERVE TRUST COMPANY, N.A.
                               150 Royall Street
                               Canton, MA 02021


                         Call Toll-Free (800) 730-6001